Exhibit 4.2
Execution Version

LAS VEGAS SANDS CORP.
ISSUER

U.S. BANK NATIONAL ASSOCIATION
TRUSTEE

FIRST SUPPLEMENTAL INDENTURE
Dated as of September 30, 2008
To
INDENTURE
Dated as of September 30, 2008

6 1/2% CONVERTIBLE SENIOR NOTES DUE 2013

LAS VEGAS SANDS CORP.
Certain Sections of this Supplemental Indenture relating to Sections 310 through 318 of the Trust Indenture Act of 1939:

Trust Indenture	Supplemental
Act Section	Indenture Section
§ 310(a)(1)	Not Applicable
(a)(2)	Not Applicable
(a)(3)	Not Applicable
(a)(4)	Not Applicable
(b)	Not Applicable
Not Applicable
§ 311(a)	Not Applicable
(b)	Not Applicable
§ 312(a)	9.01
9.02(a)
(b)	9.02(b)
(c)	9.02(c)
§ 313(a)	Not Applicable
(b)	Not Applicable
(c)	Not Applicable
(d)	Not Applicable
§ 314(a)	10.06
(b)	Not Applicable
(c)(1)	Not Applicable
(c)(2)	Not Applicable
(c)(3)	Not Applicable
(d)	Not Applicable
(e)	Not Applicable
§ 315(a)	Not Applicable
(b)	Not Applicable
(c)	Not Applicable
(d)	Not Applicable
(e)	5.15
§ 316(a)(1)(A)	5.06
(a)(1)(B)	5.04
(a)(2)	Not Applicable
(b)	5.03
(c)	Not Applicable
§ 317(a)(1)	5.07
(a)(2)	5.08
(b)	10.05
§ 318(a)	Not Applicable

Note:	This reconciliation and tie shall not, for any purpose, be deemed to be a part of this Supplemental Indenture.

i

     FIRST SUPPLEMENTAL INDENTURE, dated as of September 30, 2008 (this “Supplemental Indenture,” together with the Base Indenture (as defined below), the “Indenture”), between LAS VEGAS SANDS CORP., a corporation duly organized and existing under the laws of the State of Nevada, having its principal office at 3355 Las Vegas Boulevard South, Las Vegas, Nevada 89109 (herein called the "Company”), and U.S. BANK NATIONAL ASSOCIATION, as Trustee hereunder (herein called the “Trustee”).
RECITALS OF THE COMPANY
     The Company has heretofore executed and delivered to the Trustee an Indenture, dated as of September 30, 2008 (the “Base Indenture”).
     The Company desires and has requested the Trustee pursuant to Section 9.01 of the Base Indenture to join with it in the execution and delivery of this Supplemental Indenture in order to supplement the Base Indenture as and to the extent set forth herein to provide for the issuance and the terms of the Company’s 6 1/2% Convertible Senior Notes due 2013 (herein called the “Notes”).
     Section 9.01 of the Base Indenture provides that a supplemental indenture may be entered into by the Company and the Trustee without the consent of any Holders to establish the form or terms of Securities (as defined in the Base Indenture) of any series as permitted by Sections 2.01 and 3.01 of the Base Indenture.
     The execution and delivery of this Supplemental Indenture has been duly authorized by a Board Resolution of the Company, and all things necessary to make the Notes, when the Notes are executed by the Company and authenticated and delivered hereunder, the valid obligations of the Company have been done. Further, all things necessary to duly authorize the issuance of the Common Stock issuable upon the conversion of the Notes, and to duly reserve for issuance the number of shares of Common Stock issuable upon such conversion, have been done.
NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH:
     For and in consideration of the premises and the purchase of the Notes by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Notes, as follows:
ARTICLE 1.
DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION
     SECTION 1.01. Definitions.
     For all purposes of this Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires:

     (a) capitalized terms used but not defined herein shall have the respective meanings assigned to them in the Trust Indenture Act or the Base Indenture; provided, however, that capitalized terms used and defined in both the Base Indenture and the Supplemental Indenture shall have the meanings ascribed to them in this Supplemental Indenture;
     (b) the terms defined in this ARTICLE 1 have the meanings assigned to them in this ARTICLE 1 and include the plural as well as the singular;
     (c) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles in the United States, and, except as otherwise herein expressly provided, the term “generally accepted accounting principles” with respect to any computation required or permitted hereunder shall mean such accounting principles as are generally accepted at the date of such computation; and
     (d) all other terms used in this Supplemental Indenture, which are defined in the Trust Indenture Act or which are by reference therein defined in the Securities Act (except as herein otherwise expressly provided or unless the context otherwise requires), shall have the meanings assigned to such terms in the Trust Indenture Act and in the Securities Act as in force at the date of the execution of this Supplemental Indenture. The words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision.
     “Additional Notes” means an unlimited amount of Notes (other than the Initial Notes) issued under this Supplemental Indenture in accordance with Section 3.06, as part of the same series as the Initial Notes.
     “Additional Shares” has the meaning specified in Section 12.01(d).
     “Adjustment Determination Date” has the meaning specified in Section 12.04(i).
     “Adjustment Event” has the meaning specified in Section 12.04(i).
     “Agent Member” means any member of, or participant in, the Depositary.
     “Aircraft Financings” means, collectively, the following notes and agreements entered into by the Company to purchase new, and refinance existing, airplanes: (i) the Balloon Promissory Note (S/N 1290) dated as of February 14, 2007 issued by the Company in favor of Merrill Lynch Business Financial Services, Inc., Merrill Lynch Capital Division, in an amount of $12,500,000, (ii) the Amortizing Promissory Note (S/N 1290) dated as of February 14, 2007 issued by the Company in favor of Merrill Lynch Business Financial Services, Inc., Merrill Lynch Capital Division, in an amount of $8,500,000, (iii) the Aircraft Security Agreement (GIV-SP S/N 1290) entered into as of February 14, 2007 by and between Merrill Lynch Business Financial Services, Inc., Merrill Lynch Capital Division, as secured party on behalf of the lenders, and the Company, (iv) the Balloon Promissory Note (S/N 1280) dated as of February 14, 2007 issued by the Company in favor of Merrill Lynch Business Financial Services, Inc., Merrill

Lynch Capital Division, in an amount of $11,825,000, (v) the Amortizing Promissory Note (S/N 1280) dated as of February 14, 2007 issued by the Company in favor of Merrill Lynch Business Financial Services, Inc., Merrill Lynch Capital Division, in an amount of $8,175,000, (vi) Aircraft Security Agreement (GIV-SP S/N 1280) entered into as of February 14, 2007 by and between Merrill Lynch Business Financial Services, Inc., Merrill Lynch Capital Division, as secured party on behalf of the lenders, and the Company, (vii) the Balloon Promissory Note (S/N 544) dated as of February 14, 2007 issued by the Company in favor of Merrill Lynch Business Financial Services, Inc., Merrill Lynch Capital Division, in an amount of $18,900,000, (viii) the Amortizing Promissory Note (S/N 544) dated as of February 14, 2007 issued by the Company in favor of Merrill Lynch Business Financial Services, Inc., Merrill Lynch Capital Division, in an amount of $12,100,000, (ix) the Aircraft Security Agreement (G-V S/N 544) entered into as of February 14, 2007 by and between Merrill Lynch Business Financial Services, Inc., a Merrill Lynch Capital Division, as secured party for the lenders, and the Company, (x) the Subsidiary Guaranty dated as of February 14, 2007 by Venetian Casino Resort, LLC in favor of Merrill Lynch Business Financial Services, Inc., Merrill Lynch Capital Division, (xi) the Balloon Promissory Note (S/N 1245) dated as of April 13, 2007 issued by the Company in favor of CFT Investments 1 LLC in an amount of $12,150,000, (xii) the Amortizing Promissory Note (S/N 1245) dated as of April 13, 2007 issued by the Company in favor of CFT Investments 1 LLC in an amount of $8,100,000, (xiii) the Aircraft Security Agreement (GIV-SP S/N 1245) entered into as of April 13, 2007, by and between CFT Investments 1 LLC, as secured party on behalf of the lenders and the Company, and (xiv) the Subsidiary Guaranty dated as of April 13, 2007 by Venetian Casino Resort, LLC in favor of Merrill Lynch Business Financial Services, Inc., Merrill Lynch Capital Division.
     “Applicable Procedures” means, with respect to any transfer or transaction involving a Global Note or beneficial interest therein, the rules and procedures of DTC or any successor Depositary, in each case to the extent applicable to such transaction and as in effect from time to time.
     “Base Indenture” has the meaning ascribed to it in the first paragraph under the caption “Recitals of the Company.”
     “Board of Directors” means either the board of directors of the Company or any duly authorized committee of that board.
     “Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Company to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Trustee.
     “Capital Stock” means, for any entity, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) stock issued by that entity.
     “Capitalized Lease-Back Obligation” means the total net rental obligations of the Company under any lease entered into as part of a Sale and Lease-Back Transaction involving a Principal Property that would, at the time any determination is to be made, be required to be capitalized on a balance sheet in accordance with GAAP.

     “Code” means the Internal Revenue Code of 1986 as in effect on the date hereof.
     “Commission” means the United States Securities and Exchange Commission, or its successor.
     “Common Stock” means the Common Stock, par value $0.001 per share, of the Company authorized at the date of this instrument as originally executed or as such stock may be constituted from time to time. Subject to the provisions of Section 12.10, shares issuable upon conversion of Notes shall include only shares of Common Stock or shares of any class or classes of common stock resulting from any reclassification or reclassifications thereof; provided, however, that if at any time there shall be more than one such resulting class, the shares so issuable on conversion of Notes shall include shares of all such classes, and the shares of each such class then so issuable shall be substantially in the proportion which the total number of shares of such class resulting from all such reclassifications bears to the total number of shares of all such classes resulting from all such reclassifications.
     “common stock” includes any stock of any class of Capital Stock which has no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the issuer thereof and which is not subject to redemption by the issuer thereof.
     “Company” means the Person named as the “Company” in the first paragraph of this instrument until a successor Person shall have become such pursuant to the applicable provisions of this Supplemental Indenture, and thereafter “Company” shall mean such successor Person.
     “Consolidated Net Tangible Assets” means the total of all assets appearing on a consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP as of a date not more than 90 days prior to the date as of which Consolidated Net Tangible Assets are to be determined, but excluding (i) the book amount of all intangible assets, (ii) all depreciation, valuation and other reserves, (iii) current liabilities, (iv) any minority interest in the stock and surplus of the Company’s Subsidiaries, and (v) deferred income and deferred liabilities.
     “Credit Agreement” means the Credit and Guarantee Agreement, dated as of May 23, 2007, by and among Las Vegas Sands, LLC, the affiliates of Las Vegas Sands, LLC named therein as guarantors, the lenders party hereto from time to time, The Bank of Nova Scotia, as administrative agent for the Lenders and as collateral agent, Goldman Sachs Credit Partners L.P., Lehman Brothers Inc. and Citigroup Global Markets Inc., as joint lead arrangers and joint bookrunners and as syndication agents, and JPMorgan Chase Bank, as documentation agent and Commerzbank AG, as documentation agents, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced, in whole or in part, from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness and other obligations under such agreement or agreements or any successor or replacement agreement or agreements, and whether by the same or any other agent, lender or group of lenders (collectively any such transactions, a “Refinancing”), which Refinancing may increase the aggregate principal amount that may be borrowed under the

Credit Agreement (which may be more than one agreement or facility with the same or different lenders), provided that the aggregate principal amount that may be borrowed under the Credit Agreement shall not be increased in connection with a Refinancing by an amount more than the sum of (i) the principal amount of any additional amounts that may be borrowed if the proceeds thereof will be used to (x) acquire, develop, construct or improve property of the Company or any of its Subsidiaries (including by way of acquiring any Person who is merged or consolidated into the Company or any of its Subsidiaries or who becomes a Subsidiary of the Company) or (y) repay, redeem or otherwise retire any secured Indebtedness of the Company or any of its Subsidiaries (other than under the Credit Agreement) so long as the assets that were securing the Indebtedness so repaid, redeemed or retired are directly owned by the Company after such Refinancing (for purposes of clarity, it is understood that the Indebtedness secured by the Sands Expo and Convention Center may be refinanced if the Sands Expo and Convention Center is owned by the Company after such Refinancing); provided, that for purposes of clause (x) the proceeds of Indebtedness up to the cost of the acquisition, development, construction or improvement of property which is incurred within 24 months after such acquisition, development, construction or improvement will be deemed to have been for the purpose of acquiring, constructing or improving such property and may therefore be part of the Credit Agreement, (ii) the amount of the fees and expenses of such Refinancing (including any prepayment penalties or premium or accrued and unpaid interest on Indebtedness refinanced by such Refinancing), (iii) any amount required to provide for revolving credit facilities and term loans under the Credit Agreement with an aggregate maximum borrowing capacity of up to $1 billion for revolving credit facilities and with an aggregate maximum borrowing capacity for term loans not more than $4 billion, and (iv) $250 million.
     “Continuing Directors” means (a) individuals who on the Original Issue Date constituted the Board of Directors and (b) any new directors whose election to the Board of Directors or whose nomination for election by the stockholders of the Company was approved by at least a majority of the directors then still in office (or a duly constituted committee thereof), either who were directors on the Original Issue Date or whose election or nomination for election was previously so approved.
     “Conversion Agent” means any Person authorized by the Company to convert Notes in accordance with ARTICLE 12. The Company has initially appointed the Trustee as its Conversion Agent pursuant to Section 10.02.
     “Conversion Date” has the meaning specified in Section 12.02(d).
     “Conversion Obligation” means the obligation of the Company to deliver the consideration due under ARTICLE 12 upon a conversion of the Notes in accordance herewith.
     “Conversion Price” means at any given time the amount equal to $1,000 divided by the then current Conversion Rate.
     “Conversion Rate” has the meaning specified in Section 12.01(a).
     “corporation” means a corporation, company, association, joint-stock company or business trust.

     “Custodian” means the Trustee, as custodian with respect to the Notes in global form, or any successor entity thereto.
     “Daily Conversion Value” means, for each of the 25 consecutive VWAP Trading Days during the applicable Observation Period, one-twenty fifth (1/25) of the product of (a) the applicable Conversion Rate and (b) the Daily VWAP of the Common Stock (or the Reference Property pursuant to Section 12.10) on such VWAP Trading Day, as determined by the Company. Any such determination shall be conclusive absent manifest error.
     “Daily VWAP” of the Common Stock means, for any VWAP Trading Day during the applicable Observation Period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page LVS.N <equity> AQR (or any equivalent successor page) in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such VWAP Trading Day (without regard to after-hours trading), or if such volume-weighted average price is unavailable, the market value of one share of Common Stock (or one unit of reference property consisting of marketable equity securities) on such VWAP Trading Day using a volume-weighted method (or, in the case of reference property consisting of cash, the amount of such cash or in the case of reference property other than marketable equity securities or cash, the market value thereof), in each case as determined by a nationally recognized independent investment banking firm retained for this purpose by the Company.
     “Default” means any event which is, or after notice or lapse of time or both would become, an Event of Default pursuant to Section 5.01.
     “Defaulted Interest” has the meaning specified in Section 3.11.
     “Delivery Date” has the meaning specified in Section 12.04(l).
     “Depositary” means, with respect to Notes issuable in whole or in part in the form of one or more Global Notes, a clearing agency registered under the Exchange Act that is designated to act as Depositary for such Notes as contemplated by Section 3.07.
     “Distributed Property” has the meaning specified in Section 12.04(c).
     “Distribution Compliance Period,” with respect to any Notes, means the period of 40 consecutive days beginning on and including the later of (i) the day on which such Notes are first offered to Persons other than distributors (as defined in Regulation S under the Securities Act) in reliance on Regulation S and (ii) the issue date with respect to such Notes.
     “DTC” means The Depository Trust Company, a New York corporation, or any successor.
     “Effective Date” means the date on which a Fundamental Change occurs or becomes effective.
     “Event of Default” has the meaning specified in Section 5.01.

     “Ex-Date” means, with respect to any distribution on the Common Stock, the first date on which the shares of Common Stock trade on the relevant exchange or in the relevant market, regular way, without the right to receive the distribution in question.
     “Exchange Act” means the Securities Exchange Act of 1934 and any statute successor thereto, in each case as amended from time to time.
     “Extension Fee” has the meaning specified in Section 5.02.
     “Fundamental Change” will be deemed to have occurred at the time after the Original Issue Date that any of the following occurs:
     (1) the Company becomes aware (by way of a report or any other filing pursuant to Section 13(f) of the Exchange Act, proxy, vote, written notice or otherwise) of (i) the acquisition by any Person or group, including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, other than the Principal Stockholder and his Related Parties, in a single transaction or in a related series of transactions, by way of a merger, consolidation or other business combination or purchase of beneficial ownership of 50% or more of the total voting power of all shares of the Company’s Capital Stock entitled to vote generally in elections of directors; or
     (2) the Company (i) merges or consolidates with or into any other Person, another Person merges with or into the Company, or the Company conveys, sells, transfers or leases all or substantially all of the Company’s assets to another Person or (ii) engages in any recapitalization, reclassification or other transaction in which all or substantially all of the Common Stock is exchanged for or converted into cash, securities or other property, in each case, other than a merger or consolidation:
     (a) that does not result in a reclassification, conversion, exchange or cancellation of the Company’s outstanding Common Stock; or
     (b) which is effected solely to change the Company’s jurisdiction of incorporation and results in a reclassification, conversion or exchange of outstanding shares of the Company’s Common Stock solely into shares of common stock of the surviving entity;
     (3) the first day on which a majority of the members of the Board of Directors do not consist of Continuing Directors;
     (4) the Company is liquidated or dissolved or holders of Common Stock approve any plan or proposal for the Company’s liquidation or dissolution; or
     (5) if shares of the Common Stock, or shares of any other common stock into which the Notes are convertible pursuant to the terms of this Supplemental Indenture, are not listed for trading on any of the New York Stock Exchange, the NASDAQ Global Market or the NASDAQ Global Select Market (or any of their respective successors);
provided, however that the definition of Fundamental Change shall not include a transaction described under clause (1) or any event specified under clause (2), in each case, if at least 90% or more of the consideration for the Common Stock (excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights and cash dividends) in connection with such event consists of shares of common stock or depositary receipts in respect of shares of common stock traded on any of the New York Stock Exchange, the NASDAQ Global Market or the NASDAQ Global Select Market (or any of their respective successors) (or that will be so traded or quoted immediately following the transaction) and, as a result of such transaction or transactions, the Notes become convertible (to the extent otherwise convertible into shares of Common Stock) into such shares of common stock pursuant to Section 12.10.
     “Fundamental Change Repurchase Date” has the meaning specified in Section 11.02(a).
     “Fundamental Change Repurchase Notice” has the meaning specified in Section 11.02(a)(i).
     “Fundamental Change Repurchase Price” has the meaning specified in Section 11.02(a).
     “Fundamental Change Repurchase Right Notice” has the meaning specified in Section 11.02(b).
     “Gaming Authority” means any agency, authority, board, bureau, commission, department, office or instrumentality of any nature whatsoever of the United States or foreign government, any state, province or any city or other political subdivision, whether now or hereafter existing, or any officer or official thereof, including without limitation, the Nevada Gaming Commission, the Nevada State Gaming Control Board, the Clark County Liquor and Gaming Licensing Board, the Macau Gaming Authorities, the Pennsylvania Gaming Control Board, the Singapore Casino Regulatory Authority and any other agency with authority to regulate any gaming operation (or proposed gaming operation) owned, managed or operated by the Company or any of its subsidiaries.
     “Gaming License” means every license, franchise or other authorization required to own, lease, operate or otherwise conduct activities of the Company or any of its subsidiaries and the regulations promulgated pursuant thereto, and other applicable federal, state, foreign or local laws.
     “Global Note” means a Note bearing the Global Note Legend that is registered in the Securities Register in the name of a Depositary or a nominee thereof, including the Rule 144A Global Note, IAI Global Note, Temporary Regulation S Global Note and the Permanent Regulation S Global Note.
     “Global Note Legend” means one or more applicable legends set forth in Section 2.02, taken together, which are required to be placed on all Global Notes issued under this

Supplemental Indenture, including such legends as are required to be included on any Rule 144A Global Note, IAI Global Note or Regulation S Global Note.
     “Hedging Agreements” means (a) currency exchange or interest rate swap agreements, currency exchange or interest rate cap agreements and currency exchange or interest rate collar agreements and (b) other agreements or arrangements designed to protect against fluctuations in currency exchange or interest rates.
     “Holder” means the Person in whose name the Note is registered in the Securities Register.
     “IAI Global Note” has the meaning specified in Section 2.01
     “Indebtedness” of any Person means, without duplication, (i) the principal of and premium (if any) in respect of (A) Indebtedness of such Person for money borrowed and (B) Indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all capital lease obligations of such Person; (iii) all obligations of such Person issued or assumed as the deferred purchase price of property, assets or services, all conditional sale obligations and all obligations under any title retention agreement (but excluding operating leases and trade accounts payable arising in the ordinary course of business); (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (i) through (iii) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit); (v) all obligations of the type referred to in clauses (i) through (iv) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable as obligor, guarantor or otherwise; and (vi) all obligations of the type referred to in clauses (i) through (v) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or asset or the amount of the obligation so secured.
     “Indenture” has the meaning specified in the first paragraph of this instrument.
     “Initial Holder” means the initial Holder of the Notes issued on the Original Issue Date.
     “Initial Notes” means the first $475 million in aggregate principal amount of the Notes issued under this Supplemental Indenture on the date hereof. The Initial Notes and the Additional Notes shall be treated as a single class for all purposes under this Supplemental Indenture, and unless the context otherwise requires, all references to the Notes shall include the Initial Notes and any Additional Notes.
     “Interest Payment Date” means January 1, April 1, July 1 and October 1 of each year, beginning on January 1, 2009.
     “Interest Period” has the meaning specified in Section 3.02.

     “Last Reported Sale Price” means, with respect to the Common Stock, on any date, the closing sale price per share (or if no closing sale price is reported, the average of the last bid and ask prices or, if more than one in either case, the average of the average last bid and the average last ask prices) on such date as reported in composite transactions for the principal United States national or regional securities exchange on which the Common Stock is traded, as determined by the Company. If the Common Stock is not listed for trading on a United States national or regional securities exchange on the relevant date, the “Last Reported Sale Price” shall be the average of the last quoted bid and ask prices per share of Common Stock in the over-the-counter market on the relevant date, as reported by Pink Sheets LLC or a similar organization. If the Common Stock is not so quoted, the Last Reported Sale Price shall be the average of the mid-point of the last bid and ask prices for the Common Stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by the Company for that purpose. Any such determination shall be conclusive absent manifest error. The Last Reported Sale Price shall be determined without reference to extended or after hours trading.
     “Liens” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement or any lease in the nature thereof).
     “Make-Whole Fundamental Change” means any transaction or event that constitutes a Fundamental Change pursuant to clauses (1), (2), (4) or (5) under the definition of Fundamental Change (giving effect to the proviso to such definition).
     “Make-Whole Reference Date” means with respect to any Make-Whole Fundamental Change, the date on which such Make-Whole Fundamental Change is publicly announced, occurs or becomes effective.
     “Market Disruption Event” means the occurrence or existence on any Scheduled Trading Day for the Common Stock of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in the Common Stock or in any options contracts or futures contracts relating to the Common Stock, and such suspension or limitation occurs or exists at any time within the 30 minutes prior to the closing time of the relevant exchange on such day.
     “Maturity,” when used with respect to any Notes, means the date on which the principal of such Notes becomes due and payable as therein or herein provided, whether on the Maturity Date or by declaration of acceleration, exercise of the repurchase right set forth in ARTICLE 11 or otherwise.
     “Maturity Date” means, with respect to the Notes, October 1, 2013.
     “Merger Event” has the meaning specified in Section 12.10.
     “Non-Global Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with this Supplemental Indenture, substantially in the form of Section 2.02 hereof, except that such Note will not bear any Global Note Legend.

     “Notes” has the meaning ascribed to it in the first paragraph under the caption “Recitals of the Company.” Unless the context otherwise requires, all references to the Notes shall include the Initial Notes and any Additional Notes.
     “Notice of Conversion” has the meaning specified in Section 12.02(d).
     “Opinion of Counsel” means a written opinion of counsel, who may be an employee of or counsel to the Company, and who shall be reasonably acceptable to the Trustee.
     “Original Issue Date” means September 30, 2008.
     “Outstanding,” when used with respect to the Notes, means, as of the date of determination, all Notes theretofore authenticated and delivered under this Supplemental Indenture, except:
     (i) Notes theretofore canceled by the Trustee or delivered to the Trustee for cancellation;
     (ii) Notes for the payment of which money in the necessary amount has been theretofore deposited with the Trustee or any Paying Agent (other than the Company) in trust or set aside and segregated in trust by the Company (if the Company shall act as its own Paying Agent) for the Holders of such Notes in accordance with the terms of this Supplemental Indenture;
     (iii) Notes which have been paid pursuant to Section 3.10 or in exchange for or in lieu of which other Notes have been authenticated and delivered pursuant to this Supplemental Indenture;
     (iv) Notes converted into Common Stock pursuant to ARTICLE 12; and
     (v) Notes redeemed or repurchased pursuant to ARTICLE 11;
provided, however, that, in determining whether the Holders of the requisite principal amount of Outstanding Notes are present at a meeting of Holders for quorum purposes or have given any request, demand, authorization, direction, notice, consent or waiver hereunder, Notes owned by the Company or any other obligor upon the Notes or any Affiliate of the Company (except the Principal Stockholder and his Related Parties) or such other obligor shall be disregarded and deemed not to be Outstanding, except that, in determining whether the Trustee shall be protected in relying upon any such determination as to the presence of a quorum or upon any such request, demand, authorization, direction, notice, consent or waiver, only Notes which a Responsible Officer of the Trustee has been notified in writing to be so owned shall be so disregarded. Notes so owned which have been pledged in good faith may be regarded as Outstanding if the pledgee is not the Company or any other obligor upon the Notes or any Affiliate of the Company or such other obligor, and the Trustee shall be protected in relying upon an Officers’ Certificate to such effect.

     “Paying Agent” means any Person authorized by the Company to pay the principal of or interest on any Notes on behalf of the Company and, except as otherwise specifically set forth herein, such term shall include the Company if it shall act as its own Paying Agent. The Company has initially appointed the Trustee as its Paying Agent pursuant to Section 10.02.
     “Permanent Regulation S Global Note” has the meaning specified in Section 2.01.
     “Permitted Liens” means:
     (1) Liens securing obligations under the Credit Agreement;
     (2) Liens on any property acquired, constructed or improved by the Company to secure or provide for the payment of any part of the purchase price of the property or the cost of the construction or improvement, or any Lien on any such property existing at the time of acquisition thereof;
     (3) Liens on any property of another company existing at the time such company is acquired by merger, consolidation or acquisition of substantially all of its stock or its assets; provided, that such Liens were in existence prior to the consummation of, and were not entered into in contemplation of, such merger, consolidation or acquisition and do not extend to any other assets other than those of the company acquired by, merged into or consolidated with the Company;
     (4) Liens incurred or deposits made in the ordinary course of business or in the construction of any Principal Property in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);
     (5) easements, rights-of-way, aviational or navigational servitudes, restrictions, encroachments, and other defects or irregularities in title and other similar charges or encumbrances, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of the Company or any of its Subsidiaries;
     (6) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
     (7) Liens in connection with tax assessments or other governmental charges, or as security required by law or governmental regulation as a condition to the transaction of any business or the exercise of any privilege or right;
     (8) Liens to secure a stay of process in proceedings to enforce a contested liability, or required in connection with the institution of legal proceedings or in connection with any other order or decree in any such proceeding or in connection with any contest of any tax or other governmental charge, or deposits with a governmental agency entitling the Company or a Subsidiary of the Company to maintain self-insurance or to participate in other specified insurance arrangements or any judgment attachment or judgment Lien not constituting an Event of Default;
     (9) warehouseman’s, suppliers’, materialmen’s, repairmen’s, mechanics’, carriers’, workmen’s and other like Liens;
     (10) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;
     (11) licenses of patents, trademarks and other intellectual property rights granted by the Company in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Subsidiaries;
     (12) Liens incurred in connection with Hedging Agreements;
     (13) Liens existing on the date of this Supplemental Indenture with respect to any property;
     (14) Liens in favor of the Company;
     (15) Liens with respect to any Aircraft Financings;
     (16) the creation of any other Lien, if, after giving effect to the creation thereof, the total of (i) the aggregate principal amount of Indebtedness of the Company secured by all Liens created under this clause (16), plus (ii) the aggregate amount of Capitalized Lease-Back Obligations of the Company under the entire unexpired terms of all leases entered into in connection with Sale and Lease-Back Transactions which would have been precluded by the provision for limitations on such transactions described under Section 10.08 hereof, but for the satisfaction of the condition referred to in clause (2) of such provision, will not exceed an amount equal to 15% of Consolidated Net Tangible Assets;
     (17) leases or subleases in the nature of a Lien granted to third parties in compliance with the terms of this Supplemental Indenture and not interfering in any material respect with the ordinary conduct of the business of the Company or its Subsidiaries;
     (18) Liens securing any extension, renewal, replacement or refinancing of any Indebtedness secured by a Lien permitted by any of the foregoing clauses (1) through (17) or this clause (18), provided the amount secured is not increased, plus reasonable fees and expenses incurred and any prepayment penalties, premiums and accrued interest paid in connection with any extension, renewal, replacement or refinancing;

     (19) Liens securing other Indebtedness, provided that the aggregate outstanding principal amount of Indebtedness secured by Liens under this clause (18) does not exceed $150 million at any one time; and
     (20) Liens in favor of the Trustee created or contemplated by the terms of this Supplemental Indenture.
     “Person” means any individual, corporation, limited liability company, partnership, joint venture, trust, estate, unincorporated organization or government or any agency or political subdivision thereof and any syndicate or group that would be deemed a “person” under Section 13(d)(3) of the Exchange Act.
     “Predecessor Note” of any particular Note means every previous Note evidencing all or a portion of the same debt as that evidenced by such particular Note; and, for the purposes of this definition, any Note authenticated and delivered under Section 3.10 in exchange for or in lieu of a mutilated, destroyed, lost or stolen Note shall be deemed to evidence the same debt as the mutilated, destroyed, lost or stolen Note.
     “Press Release” means any press release issued by the Company and disseminated to a reputable national newswire service.
     “Principal Property” means any single property owned by the Company having a gross book value in excess of the greater of (x) $25.0 million and (y) 2% of Consolidated Net Tangible Assets. Notwithstanding the foregoing, Principal Property shall exclude all Capital Stock of the Company and its Subsidiaries; provided, however, that if the Company creates any Lien on any Capital Stock of any Subsidiary of the Company, then Principal Property shall include such Capital Stock. If the inclusion of any Capital Stock within the definition of “Principal Property” requires the prior approval of any Gaming Authority, the Company shall, prior to granting any Lien on such Capital Stock, obtain the approval of such Gaming Authority for the inclusion of such Capital Stock within the definition of “Principal Property.”
     “Principal Stockholder” means Sheldon G. Adelson.
     “Purchase Agreement” means that certain Convertible Note Purchase Agreement, dated as of September 30, 2008, entered into by and between the Company and the purchaser identified therein.
     “Reference Property” has the meaning specified in Section 12.10.
     “Registrar” means the Trustee, for the purpose of registering Notes and transfers of Notes.
     “Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement, dated as of September 30, 2008, entered into by and among the Company and the stockholders party thereto, as amended, supplemented or modified from time to time; provided that the term, “Registration Rights Agreement,” when used in reference to any issue of Additional Notes, shall be deemed to mean the registration rights agreement (if any) entered into in respect of the registration of such issue of Additional Notes and the Common Stock into which such Additional Notes are convertible.
     “Related Parties” means (1) any spouse and any child, stepchild, sibling or descendant of the Principal Stockholder; (2) any estate of the Principal Stockholder or any person under clause (1); (3) any person who receives a beneficial interest in the Company from an estate under clause (2) to the extent of such interest; (4) any executor, personal administrator or trustee who holds such beneficial interest in the Company for the benefit of, or as fiduciary for, any person under clauses (1), (2), or (3) to the extent of such interest; (5) any corporation, partnership, limited liability company, trust, or similar entity owned or controlled by the Principal Stockholder or any person referred to in clause (1), (2), (3) or (4) or for the benefit of any person referred to in clause (1); and (6) the spouse or issue of one or more of the individuals described in clause (1).
     “Regular Record Date” for interest payable in respect of any Note on any Interest Payment Date means 5:00 p.m. New York time on the March 15, June 15, September 15 or December 15 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date.
     “Regulation S Global Note” means the Temporary Regulation S Global Note and the Permanent Regulation S Global Note collectively.
     “Restricted Notes” means all Notes required pursuant to Section 3.08(c) to bear any Restricted Securities Legend. Such term includes the Restricted Global Note.
     “Restricted Global Note” means any Global Note required pursuant to Section 3.08(c) to bear any Restricted Securities Legend.
     “Restricted Securities Legends” means, collectively, the legends substantially in the forms of the legends required in the form of Note set forth in Section 2.02 to be placed on each Restricted Note.
     “Rule 144A Global Note” has the meaning specified in Section 2.01.
     “Sale and Lease-Back Transaction” has the meaning specified in Section 10.08.
     “Scheduled Trading Day” means a day that is scheduled to be a Trading Day on the principal United States national or regional securities exchange or market on which the Common Stock is listed or admitted for trading or, if the Common Stock is not listed or admitted for trading on any exchange or market, a Business Day.
     “Securities Act” means the Securities Act of 1933 and any statute successor thereto, in each case as amended from time to time.
     “Securities Register” has the meaning specified in Section 3.08(a).

     “Significant Subsidiary” means, with respect to any Person, a subsidiary of such Person that would constitute a “significant subsidiary” as such term is defined under Rule 1-02 of Regulation S-X under the Securities Act and the Exchange Act.
     “Special Record Date” for the payment of any Defaulted Interest means a date fixed by the Trustee pursuant to Section 3.11.
     “Spin-Off” has the meaning specified in Section 12.04(c).
     “Stock Price” means the price per share of Common Stock at the time of a Make-Whole Fundamental Change pursuant to which Additional Shares shall be added to the Conversion Rate as set forth in Section 12.01(d), which shall be equal to (i) if holders of Common Stock receive only cash consideration for their shares of Common Stock in connection with a Make-Whole Fundamental Change, the cash amount paid per share of Common Stock and (ii) in all other cases, the average of the Last Reported Sale Price of the Common Stock over the 10 consecutive Trading Day period ending on the Trading Day preceding the Effective Date of such Make-Whole Fundamental Change.
     “Successor Note” of any particular Note means every Note issued after, and evidencing all or a portion of the same debt as that evidenced by, such particular Note; and, for the purposes of this definition, any Note authenticated and delivered under Section 3.10 in exchange for or in lieu of a mutilated, destroyed, lost or stolen Note shall be deemed to evidence the same debt as the mutilated, destroyed, lost or stolen Note.
     “Supplemental Indenture” has the meaning specified in the first paragraph of this instrument.
     “Temporary Regulation S Global Note” has the meaning specified in Section 2.01.
     “Trigger Event” has the meaning specified in Section 12.04(c).
     “Trust Indenture Act” means the Trust Indenture Act of 1939 as in force at the date as of which this instrument was executed; provided, however, that in the event the Trust Indenture Act of 1939 is amended after such date, “Trust Indenture Act” means, to the extent required by any such amendment, the Trust Indenture Act of 1939 as so amended.
     “Trustee” means the Person named as the “Trustee” in the first paragraph of this instrument until a successor Trustee shall have become such pursuant to the applicable provisions of this Supplemental Indenture, and thereafter “Trustee” shall mean such successor Trustee.
     “Uniform Commercial Code” means the New York Uniform Commercial Code as in effect from time to time.
     “VWAP Market Disruption Event” means (i) a failure by the principal United States national or regional securities exchange or market on which the Common Stock is listed or admitted to trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m. New York City time on any Scheduled Trading Day for the Common

Stock for an aggregate one half-hour period of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in the Common Stock or in any options contracts or futures contracts relating to the Common Stock.
     “VWAP Trading Day” means a day during which (i) trading in the Common Stock generally occurs during the regular trading session on the principal United States national or regional securities exchange or market on which the Common Stock is listed or admitted for trading and (ii) there is no VWAP Market Disruption Event. If the Common Stock is not so listed or traded, then VWAP Trading Day means a Business Day.
     SECTION 1.02. Effect of Headings and Table of Contents.
     The Article and Section headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof.
     SECTION 1.03. Conflict With Trust Indenture Act.
     If any provision hereof limits, qualifies or conflicts with a provision of the Trust Indenture Act that is required under such Act to be a part of and govern this Supplemental Indenture, the latter provision shall control. If any provision of this Supplemental Indenture modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded, the latter provision shall be deemed to apply to this Supplemental Indenture as so modified or to be excluded, as the case may be.
     SECTION 1.04. Successors and Assigns.
     All covenants and agreements in this Supplemental Indenture by the Company shall bind its successors and assigns, whether so expressed or not.
     SECTION 1.05. Separability Clause.
     In case any provision in this Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
     SECTION 1.06. Benefits of Indenture.
     Nothing in this Supplemental Indenture or in the Notes, express or implied, shall give to any Person, other than the parties hereto and their successors hereunder and the Holders, any benefit or any legal or equitable right, remedy or claim under this Supplemental Indenture.
     SECTION 1.07. Governing Law.
     This Supplemental Indenture and the Notes shall be governed by and construed in accordance with the laws of the State of New York.
SECTION 1.08. Legal Holidays.

     In any case where any Interest Payment Date, Fundamental Change Repurchase Date or the Maturity Date of any Note or the last date on which a Holder has the right to convert his Notes shall not be a Business Day, then (notwithstanding any other provision of this Supplemental Indenture or of the Notes) payment of interest or principal or conversion of the Notes need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the Interest Payment Date or Fundamental Change Repurchase Date or at the Maturity Date, or on such last day for conversion; provided that no interest shall accrue for the period from and after such Interest Payment Date, Fundamental Change Repurchase Date or the Maturity Date, as the case may be. Notwithstanding the foregoing, the right to convert a Note shall cease at the close of business on the third Scheduled Trading Day immediately preceding the Maturity Date.
     SECTION 1.09. Relationship with Base Indenture.
     The terms and provisions contained in the Base Indenture shall constitute, and are hereby expressly made, a part of this Supplemental Indenture and the Company and the Trustee, by their execution and delivery of this Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of the Base Indenture conflicts with the express provisions of this Supplemental Indenture, the provisions of this Supplemental Indenture shall govern and be controlling.
     The Trustee accepts the amendment of the Base Indenture effected by this Supplemental Indenture and agrees to execute the trust created by the Base Indenture as hereby amended, but only upon the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee in the performance of the trust created by the Base Indenture, and without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company, or for or with respect to (1) the validity or sufficiency of this Supplemental Indenture or any of the terms or provisions hereof, (2) the proper authorization hereof by the Company, (3) the due execution hereof by the Company or (4) the consequences (direct or indirect and whether deliberate or inadvertent) of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters.
ARTICLE 2.
NOTE FORMS
     SECTION 2.01. Form Generally.
     The Notes shall be in substantially the form set forth in this ARTICLE 2, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Supplemental Indenture, and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may be required to comply with the rules of any securities exchange, the Code, and regulations thereunder, or as may, consistent herewith, be determined by the officers executing such Notes, as evidenced by their execution thereof. The Company shall furnish any such legends and endorsements to the Trustee in writing. All Notes shall be in fully registered form.
     Notices of Conversion shall be in substantially the form set forth in Section 2.03.
     The Notes shall be printed, lithographed, typewritten or engraved or produced by any combination of these methods or may be produced in any other manner permitted by the rules of any automated quotation system or securities exchange (including on steel engraved borders if so required by any securities exchange upon which the Notes may be listed) on which the Notes may be listed for trading, as the case may be, all as determined by the officers executing such Notes, as evidenced by their execution thereof.
     Upon their original issuance, the Initial Notes issued as contemplated by the Purchase Agreement shall be issued in the form of one or more Non-Global Notes in definitive, fully registered form without interest coupons and bearing the applicable Restricted Securities Legend. Such Notes are initially being offered and sold to “accredited investor(s)” as defined in Rule 501 promulgated under the Securities Act (“Rule 501”). Subject to the limitations imposed by the federal securities laws, if the rules and procedures of DTC permit, upon written request to the Trustee by any original Holder of such Non-Global Notes, any such Holder may transfer all or part of any Non-Global Notes that it holds to a transferee and such transferee may take delivery of such Notes in the form of beneficial interests in one or more Global Notes, which Notes may be transferred to domestic transferees, in accordance with Section 3.08, in the form of a “Rule 144A Global Note,” in the event that such transfer is effected pursuant to Rule 144A promulgated under the Securities Act (“Rule 144A”), or an “IAI Global Note,” in the event that such transfer is effected pursuant to Rule 501, in each case, in accordance with the written direction of such transferor. If any such Initial Notes are transferred in offshore transactions in reliance on Regulation S under the Securities Act (“Regulation S”) in accordance with the limitations set forth in Section 2.02, and if the rules and procedures of DTC, Clearstream Banking, S.A. (“Clearstream Luxembourg”) and Euroclear Bank S.A./N.V. (“Euroclear Bank”), as operator of the Euroclear System (“Euroclear”) permit, upon written request to the Trustee by the transferor, such transferee may take delivery of such Notes in the form of beneficial interests in one or more Global Notes. In such circumstances, in the event that a Global Note is issued or transferred (i) during the Distribution Compliance Period, it shall be referred to as a “Temporary Regulation S Global Note,” and (ii) following the Distribution Compliance Period, it shall be referred to as the “Permanent Regulation S Global Note,” it being understood that each such Global Note shall bear the applicable Restricted Securities Legend set forth in Section 2.02 with respect to Notes offered or transferred in reliance on Regulation S.
     All Global Notes shall be issued in fully registered form without interest coupons and shall be deposited on behalf of the holders of such Notes represented thereby with the Trustee, at its Corporate Trust Office, as Custodian for DTC, and registered in the name of its nominee, duly executed by the Company and authenticated by the Trustee as hereinafter provided. Clearstream Luxembourg and Euroclear Bank may hold beneficial interests in Global Notes bearing the applicable Regulation S legend, as set forth in Section 2.02, on behalf of their participants through their respective depositories. Beneficial interests in Global Notes bearing the applicable Regulation S legend may also be held through organizations other than Clearstream Luxembourg and Euroclear that are participants in DTC. The aggregate principal amount of each Global Note may from time to time be increased or decreased by adjustments made on the records of the Custodian as hereinafter provided, subject in each case to compliance with the Applicable Procedures.
     SECTION 2.02. Form of Note.
[FORM OF FACE OF NOTE]
[Global Note Legend]
UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC) ANY TRANSFER, PLEDGE OR OTHER USE
HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.
TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE SUPPLEMENTAL INDENTURE REFERRED TO ON THE REVERSE HEREOF.
[[FOR REGULATION S GLOBAL NOTE ONLY] UNTIL 40 DAYS AFTER THE LATER OF COMMENCEMENT OR COMPLETION OF THE OFFERING, AN OFFER OR SALE OF SECURITIES WITHIN THE UNITED STATES BY A DEALER (AS DEFINED IN THE SECURITIES ACT) MAY VIOLATE THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT IF SUCH OFFER OR SALE IS MADE OTHERWISE THAN IN ACCORDANCE WITH RULE 144A THEREUNDER.]
[Restricted Note Legend — Notes Offered Otherwise than in Reliance on Regulation S, including Rule 144A Global Notes, IAI Global Notes and transfer restricted Non-Global Notes]
THIS NOTE (OR ITS PREDECESSOR) AND ANY COMMON STOCK ISSUABLE UPON CONVERSION OF THIS NOTE WERE ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THIS NOTE AND ANY COMMON STOCK ISSUABLE UPON CONVERSION OF THIS NOTE MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THIS NOTE

IS HEREBY NOTIFIED THAT THE SELLER OF THIS NOTE MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT. THE HOLDER OF THIS NOTE AGREES FOR THE BENEFIT OF THE COMPANY THAT (A) THIS NOTE AND ANY COMMON STOCK ISSUABLE UPON CONVERSION OF THIS NOTE MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (I) WITHIN THE UNITED STATES TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (II) TO AN “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(A)(1),(2),(3) OR (7) UNDER THE SECURITIES ACT THAT, PRIOR TO SUCH TRANSFER, FURNISHES THE TRUSTEE A SIGNED LETTER CONTAINING CERTAIN REPRESENTATIONS AND AGREEMENTS RELATING TO THE TRANSFER OF THIS NOTE (THE FORM OF WHICH CAN BE OBTAINED FROM THE TRUSTEE) AND, IF SUCH TRANSFER IS IN RESPECT OF AN AGGREGATE PRINCIPAL AMOUNT OF NOTES LESS THAN $250,000, AN OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY THAT SUCH TRANSFER IS IN COMPLIANCE WITH THE SECURITIES ACT, (III) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 904 UNDER THE SECURITIES ACT, (IV) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE), (V) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OR (VI) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH OF CASES (I) THROUGH (V) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THIS NOTE FROM IT OF THE RESALE RESTRICTIONS REFERRED TO IN (A) ABOVE.
[Restricted Note Legend — Regulation S]
THIS NOTE (OR ITS PREDECESSOR) AND ANY COMMON STOCK ISSUABLE UPON CONVERSION OF THIS NOTE WERE ORIGINALLY ISSUED IN A TRANSACTION ORIGINALLY EXEMPT FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE TRANSFERRED IN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, ANY U.S. PERSON EXCEPT PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND ALL APPLICABLE STATE SECURITIES LAWS. TERMS USED ABOVE HAVE THE MEANINGS GIVEN TO THEM IN REGULATION S UNDER THE SECURITIES ACT.
[Temporary Regulation S Global Note Legend]
EXCEPT AS SET FORTH BELOW, BENEFICIAL OWNERSHIP INTERESTS IN THIS TEMPORARY REGULATION S GLOBAL NOTE WILL NOT BE EXCHANGEABLE FOR INTERESTS IN THE PERMANENT REGULATION S GLOBAL NOTE OR ANY OTHER NOTE REPRESENTING AN INTEREST IN THE NOTES REPRESENTED HEREBY

WHICH DO NOT CONTAIN A LEGEND CONTAINING RESTRICTIONS ON TRANSFER, UNTIL THE EXPIRATION OF THE “40-DAY DISTRIBUTION COMPLIANCE PERIOD” (WITHIN THE MEANING OF RULE 903(b)(2) OF REGULATION S UNDER THE SECURITIES ACT) AND THEN ONLY UPON CERTIFICATION IN FORM REASONABLY SATISFACTORY TO THE TRUSTEE THAT SUCH BENEFICIAL INTERESTS ARE OWNED EITHER BY NON-U.S. PERSONS OR U.S. PERSONS WHO PURCHASED SUCH INTERESTS IN A TRANSACTION THAT DID NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT. DURING SUCH 40-DAY DISTRIBUTION COMPLIANCE PERIOD, BENEFICIAL OWNERSHIP INTERESTS IN THIS TEMPORARY REGULATION S GLOBAL NOTE MAY ONLY BE SOLD, PLEDGED OR TRANSFERRED (I) TO THE COMPANY, (II) OUTSIDE THE UNITED STATES IN A TRANSACTION IN ACCORDANCE WITH RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (III) IN ACCORDANCE WITH RULE 144A UNDER THE SECURITIES ACT, OR (IV) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH OF CASES (I) THROUGH (III) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. HOLDERS OF INTERESTS IN THIS TEMPORARY REGULATION S GLOBAL NOTE WILL NOTIFY ANY PURCHASER OF THIS NOTE OF THE RESALE RESTRICTIONS REFERRED TO ABOVE, IF THEN APPLICABLE.
BENEFICIAL INTERESTS IN THIS TEMPORARY REGULATION S GLOBAL NOTE MAY BE EXCHANGED FOR INTERESTS IN A RULE 144A GLOBAL NOTE, WHETHER BEFORE OR AFTER THE EXPIRATION OF THE 40-DAY DISTRIBUTION COMPLIANCE PERIOD, ONLY IF (1) SUCH EXCHANGE OCCURS IN CONNECTION WITH A TRANSFER OF THE NOTES IN COMPLIANCE WITH RULE 144A AND (2) THE TRANSFEROR OF THE REGULATION S GLOBAL NOTE FIRST DELIVERS TO THE TRUSTEE A WRITTEN CERTIFICATE (IN THE FORM ATTACHED TO THIS CERTIFICATE) TO THE EFFECT THAT THE REGULATION S GLOBAL NOTE IS BEING TRANSFERRED (A) TO A PERSON WHO THE TRANSFEROR REASONABLY BELIEVES TO BE A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A, (B) TO A PERSON WHO IS PURCHASING FOR ITS OWN ACCOUNT OR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, AND (C) IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OF THE UNITED STATES AND OTHER JURISDICTIONS.
AFTER THE EXPIRATION OF THE DISTRIBUTION COMPLIANCE PERIOD, BENEFICIAL INTERESTS IN THIS TEMPORARY REGULATION S GLOBAL NOTE MAY BE EXCHANGED FOR INTERESTS IN AN IAI GLOBAL NOTE ONLY IF (1) SUCH EXCHANGE OCCURS IN CONNECTION WITH A TRANSFER OF THE NOTES IN COMPLIANCE WITH AN EXEMPTION UNDER THE SECURITIES ACT AND (2) THE TRANSFEROR OF THE REGULATION S GLOBAL NOTE FIRST DELIVERS TO THE TRUSTEE A WRITTEN CERTIFICATE (IN THE FORM ATTACHED TO THIS CERTIFICATE) TO THE EFFECT THAT THE REGULATION S GLOBAL NOTE IS BEING TRANSFERRED (A) TO AN “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(A)(1),(2),(3) OR (7) UNDER THE SECURITIES ACT THAT, PRIOR TO SUCH

TRANSFER, FURNISHES THE TRUSTEE A SIGNED LETTER CONTAINING CERTAIN REPRESENTATIONS AND AGREEMENTS RELATING TO THE TRANSFER OF THIS NOTE (THE FORM OF WHICH CAN BE OBTAINED FROM THE TRUSTEE) AND, IF SUCH TRANSFER IS IN RESPECT OF AN AGGREGATE PRINCIPAL AMOUNT OF NOTES LESS THAN $250,000, AN OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY THAT SUCH TRANSFER IS IN COMPLIANCE WITH THE SECURITIES ACT AND (B) IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OF THE UNITED STATES AND OTHER JURISDICTIONS.
BENEFICIAL INTERESTS IN A RULE 144A GLOBAL NOTE OR AN IAI GLOBAL NOTE MAY BE TRANSFERRED TO A PERSON WHO TAKES DELIVERY IN THE FORM OF AN INTEREST IN THE REGULATION S GLOBAL NOTE, WHETHER BEFORE OR AFTER THE EXPIRATION OF THE 40-DAY DISTRIBUTION COMPLIANCE PERIOD, ONLY IF THE TRANSFEROR FIRST DELIVERS TO THE TRUSTEE A WRITTEN CERTIFICATE (IN THE FORM ATTACHED TO THIS CERTIFICATE) TO THE EFFECT THAT SUCH TRANSFER IS BEING MADE IN ACCORDANCE WITH RULE 903 OR 904 OF REGULATION S OR RULE 144 (IF AVAILABLE).
[Non-Global Notes Legend]
IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.
[Gaming Legend — All Notes]
IF AT ANY TIME ANY GAMING AUTHORITY FINDS THAT AN OWNER OF THIS NOTE IS UNSUITABLE TO CONTINUE TO HAVE AN INVOLVEMENT IN GAMING IN ANY JURISDICTION, SUCH OWNER MUST DISPOSE OF SUCH NOTE AS PROVIDED BY THE LAWS OF SUCH JURISDICTION. SUCH LAWS AND REGULATIONS MAY RESTRICT THE RIGHT UNDER CERTAIN CIRCUMSTANCES: (A) TO PAY OR RECEIVE ANY DIVIDEND OR INTEREST UPON SUCH NOTE; (B) TO EXERCISE, DIRECTLY OR THROUGH ANY TRUSTEE OR NOMINEE, ANY VOTING RIGHT CONFERRED BY SUCH NOTE; OR (C) RECEIVE ANY REMUNERATION IN ANY FORM FROM THE COMPANY, FOR SERVICES RENDERED OR OTHERWISE.

LAS VEGAS SANDS CORP.
6 1/2% Convertible Senior Notes due 2013
No.
CUSIP No. [                    ]
          LAS VEGAS SANDS CORP., a corporation duly organized and existing under the laws of the State of Nevada (herein called the “Company,” which term includes any successor Person under the Supplemental Indenture referred to on the reverse hereof), for value received, hereby promises to pay to                                          , or registered assigns, the principal sum of                      United States Dollars (U.S. $                    ) [if this Note is a Global Note, then insert — (which principal amount may from time to time be decreased to such other principal amounts by adjustments made on the records of the Registrar hereinafter referred to in accordance with the Supplemental Indenture)] on October 1, 2013 (the “Maturity Date”), and to pay interest thereon, from October 1, 2008, or from the most recent Interest Payment Date (as defined below) to which interest has been paid or duly provided for, quarterly in arrears on January 1, April 1, July 1 and October 1 of each year (each, an “Interest Payment Date”), commencing January 1, 2009, at the rate of 6 1/2% per annum, except as otherwise provided below. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date shall, as provided in the Indenture, be paid to the Person in whose name this Note (or one or more Predecessor Notes) is registered at the close of business on the Regular Record Date for such interest, which shall be the March 15, June 15, September 15 or December 15 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Except as otherwise provided in the Supplemental Indenture, any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Note (or one or more Predecessor Notes) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee pursuant to Section 3.11 of the Supplemental Indenture, notice whereof shall be given to Holders not less than 10 calendar days prior to the Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any automated quotation system or securities exchange on which the Notes may then be listed for trading, and upon such notice as may be required by such exchange, all as more fully provided in the Supplemental Indenture. Payments of principal shall be made upon the surrender of this Note by the Holder thereof at the Corporate Trust Office of the Trustee, or at such other office or agency of the Company as may be designated by it for such purpose in such lawful monies of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, or at such other offices or agencies as the Company may designate. The Company will pay interest on overdue principal at the rate borne by this Note plus 2.0% per annum, and it will pay interest on Defaulted Interest at the same rate to the extent lawful. In addition, if this is a Transfer Restricted Note (as such term is defined in the Registration Rights Agreement) whose holder, by virtue of holding this Note, is a beneficiary of the Registration Rights Agreement, then, in the event that a Registration Default (as such term is defined in the Registration Rights Agreement) shall occur, this Note shall accrue Liquidated Damages (as such term is defined in the Registration Rights Agreement) at a rate of 0.50% per annum (increasing by an additional 0.50% per annum after each consecutive 90-day period that occurs after the date on which such Registration Default occurs up to a maximum additional interest rate of 1.00%) from and including the date on which any such Registration Default occurred to but excluding the date on which all Registration Defaults have been cured, it being understood that the Liquidated Damages described herein and in the Registration Rights Agreement are one and the same remedy and shall in no event represent obligations of the Company independent of one another. All amounts due in cash with respect to the Notes shall be paid (A) in the case this Note is in global form, by wire transfer of immediately available funds to the account designated by the Depositary or its nominee; (B) in the case this Note is held, other than in global form, by a Holder in an aggregate principal amount of $5.0 million or less, by check mailed to such Holders; and (C) in the case this Note is held, other than in global form, by a Holder in an aggregate principal amount of more than $5.0 million, either by check mailed to such Holder or, upon application by such Holder to the Registrar not later than the relevant record date (in the case of an installment of interest due on an Interest Payment Date) or 15 calendar days prior to such other date on which such amounts are due, by wire transfer in immediately available funds to such Holder’s account within the United States, which application shall remain in effect until the Holder notifies, in writing, the Registrar to the contrary.
          Except as specifically provided herein and in the Supplemental Indenture, the Company shall not be required to make any payment with respect to any tax, assessment or other governmental charge imposed by any government or any political subdivision or taxing authority thereof or therein.
          Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.
          Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof or an Authenticating Agent by the manual signature of one of their respective authorized signatories, this Note shall not be entitled to any benefit under the Supplemental Indenture or be valid or obligatory for any purpose.
[Remainder of page intentionally left blank]

          IN WITNESS WHEREOF, the Company has caused this Note to be duly executed.

LAS VEGAS SANDS CORP.
By:
Name:
Title:

Attest:
By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION
This is one of the Notes referred to in the within-mentioned Supplemental Indenture.
Dated:

U.S. BANK NATIONAL ASSOCIATION, as Trustee
By:
Authorized Signatory

[FORM OF REVERSE OF NOTE]
LAS VEGAS SANDS CORP.
6 1/2% Convertible Senior Notes due 2013
     This Note is one of a duly authorized issue of Notes of the Company designated as its “6 1/2% Convertible Senior Notes due 2013” (herein called the “Notes”) issued and to be issued under the Indenture (the “Base Indenture”), dated as of September 30, 2008, between the Company and U.S. Bank National Association, as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture (as defined below)), as supplemented and modified by the First Supplemental Indenture (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), dated as of September 30, 2008, between the Company and the Trustee, to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. As provided in the Supplemental Indenture and subject to certain limitations therein set forth, the Notes are exchangeable for a like aggregate principal amount of Notes of any authorized denominations as requested by the Holder surrendering the same upon surrender of the Note or Notes to be exchanged, at the Corporate Trust Office of the Trustee. The Trustee upon such surrender by the Holder hereof and the satisfaction of any requirements therefor set forth in the Supplemental Indenture shall issue the new Notes in the requested denominations. Additional Notes may be issued in an unlimited aggregate principal amount, subject to certain conditions specified in the Supplemental Indenture.
     No sinking fund is provided for in the Notes.
     In any case where any Interest Payment Date, Fundamental Change Repurchase Date or the Maturity Date of any Note or the last date on which a Holder has the right to convert his Notes shall not be a Business Day, then (notwithstanding any other provision of the Supplemental Indenture or of the Notes) payment of interest or principal amount or conversion of the Notes need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the Interest Payment Date or Fundamental Change Repurchase Date, or at the Maturity Date, or on such last day for conversion; provided that no interest shall accrue for the period from and after such Interest Payment Date, Fundamental Change Repurchase Date or the Maturity Date, as the case may be.
     The Indenture contains provisions permitting the Company and the Trustee in certain circumstances, without the consent of the Holders of the Notes, and in other circumstances, with the consent of the Holders of not less than a majority in aggregate principal amount of the Notes at the time outstanding, evidenced as in the Supplemental Indenture provided, to execute supplemental indentures adding any provisions to or changing in any manner or eliminating any of the provisions of the Supplemental Indenture or of any supplemental indenture or modifying in any manner the rights of the Holders of the Notes; provided, however, that no such supplemental indenture shall make any of the changes set forth in Section 8.02 of the Supplemental Indenture without the consent of each Holder of an outstanding Note affected thereby. It is also provided in the Supplemental Indenture that, prior to any declaration accelerating the maturity of the Notes, the Holders of a majority in principal amount of the Notes at the time outstanding may on behalf of the Holders of all of the Notes waive any past Default or Event of Default under the Supplemental Indenture and its consequences except as provided in the Supplemental Indenture. Any such consent or waiver by the Holder of this Note (unless revoked as provided in the Supplemental Indenture) shall be conclusive and binding upon such Holder and upon all future holders and owners of this Note and any Notes which may be issued in exchange or substitution hereof, irrespective of whether or not any notation thereof is made upon this Note or such other Notes.
     No reference herein to the Supplemental Indenture and no provision of this Note or of the Supplemental Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal amount of, and accrued and unpaid interest on, this Note, at the place, at the respective times, at the rate and in the lawful money herein prescribed.
     Subject to the provisions of the Supplemental Indenture, upon the occurrence of a Fundamental Change, the Holder has the right, at such Holder’s option, to require the Company to repurchase all of such Holder’s Notes or any portion thereof (in principal amounts of $1,000 or integral multiples thereof) on the Fundamental Change Repurchase Date at a price equal to 101% of the principal amount of the Notes such Holder elects to require the Company to repurchase, together with accrued and unpaid interest to, but excluding the Fundamental Change Repurchase Date, unless such Fundamental Change Repurchase Date falls after a Regular Record Date and on or prior to the corresponding Interest Payment Date, in which case the Company shall pay the full amount of accrued and unpaid interest payable on such Interest Payment Date to the Holder of record at the close of business on the corresponding Regular Record Date. The Company or, at the written request of the Company, the Trustee shall mail to all Holders of record of the Notes a notice of the occurrence of a Fundamental Change and of the repurchase right arising as a result thereof after the occurrence of any Fundamental Change on or before the 10th calendar day following the Effective Date of such Fundamental Change.
     The Holder hereof has the right, at its option, at any time prior to the close of business on the second Scheduled Trading Day immediately preceding the Maturity Date, to convert any Notes or portion thereof which is $1,000 in principal amount or an integral multiple thereof, into shares of fully paid Common Stock (or, if applicable, Reference Property) as set forth in Section 12.02 of the Supplemental Indenture) or Reference Property, in each case at the Conversion Rate specified in the Supplemental Indenture, as adjusted from time to time as provided in the Supplemental Indenture, upon satisfaction of certain requirements set forth in the Supplemental Indenture, including, if applicable, the surrender of this Note, together with a Notice of Conversion, a form of which is contained under Section 2.03 of the Supplemental Indenture, as provided in the Supplemental Indenture and this Note, to the Company at the office or agency of the Company maintained for that purpose, or at the option of such Holder, the Corporate Trust Office, and, unless the shares of Common Stock (or, if applicable, Reference Property) issuable on conversion are to be issued in the same name as this Note, duly endorsed by, or accompanied by instruments of transfer in form satisfactory to the Company duly executed by, the Holder or by his duly authorized attorney. The initial Conversion Rate shall be 20.1410 shares of Common Stock for each $1,000 in principal amount of Notes. No fractional shares of Common Stock (or, if applicable, Reference Property) shall be issued upon any conversion, but an adjustment in cash shall be paid to the Holder, as provided in the Supplemental Indenture, in respect of any fraction of such share which would otherwise be issuable upon the surrender of any Note or Notes for conversion. No adjustment shall be made for dividends or any such shares issued upon conversion of such Notes except as provided in the Supplemental Indenture.
     Notwithstanding any other provision herein, if any Gaming Authority requires that a Holder or beneficial owner of the Notes must be licensed, qualified or found suitable under any applicable Gaming Laws in order to maintain any Gaming License or franchise of the Company or any of its subsidiaries under any applicable Gaming Laws, and the Holder or beneficial owner fails to apply for a license, qualification or finding of suitability within 30 days after being requested to do so by the Gaming Authority (or such lesser period that may be required by such Gaming Authority) or if such Holder or beneficial owner is denied such license or qualification or found not to be suitable, the Company shall have the right, at its option, (1) to require such Holder or beneficial owner to dispose of such Holder’s or beneficial owner’s Notes within 30 days of receipt of such finding by the applicable Gaming Authority (or such earlier date as may be required by the applicable Gaming Authority) or (2) to call for redemption the Notes of such Holder or beneficial owner at a redemption price equal to (i) the least of (a) 100% of the principal amount thereof, (b) the price at which such Holder or beneficial owner acquired the Notes or (c) the fair market value of the Notes as determined in good faith by the Board of Directors of the Company, together with, in each case, accrued and unpaid interest to the earlier of the date of redemption or such earlier date as may be required by the Gaming Authority or the date of the finding of unsuitability by such Gaming Authority, which may be less than 30 days following the notice of redemption, if so ordered by such Gaming Authority or (ii) such other price as may be ordered by the Gaming Authority. In connection with such redemption, and except as may be required by a Gaming Authority, the Company shall comply with the procedures contained in the Notes and the Indenture for the redemption of the Notes. Immediately upon a determination that a Holder or beneficial owner will not be licensed, qualified or found suitable, the Holder or beneficial owner will have no further rights (a) to exercise any right conferred by the Notes, directly or indirectly, through any trustee, nominee or any other Person or (b) to receive any interest or other distribution or payment with respect to the Notes except the redemption price of the Notes described in this paragraph; provided, however, such Holder or beneficial owner may, to the extent permitted by such Gaming Authority, transfer the Notes to any unaffiliated third party, who shall then be entitled to exercise all rights of a Holder or beneficial owner under the Notes. Under the Indenture, the Company is not required to pay or reimburse any Holder of the Notes or beneficial owner who is required to apply for such license, qualification or finding of suitability for the costs of the licensure or investigation for such qualification or finding of suitability.
     Upon due presentment for registration of transfer of this Note at the office or agency of the Company, a new Note or Notes of authorized denominations for an equal aggregate principal amount shall be issued to the transferee in exchange thereof, subject to the limitations provided in the Supplemental Indenture, without charge except for any tax, assessments or other governmental charge imposed in connection therewith.
     The Company, the Trustee, any Authenticating Agent, any Paying Agent, any Conversion Agent and any Registrar may deem and treat the registered Holder hereof as the absolute owner of this Note (whether or not this Note shall be overdue and notwithstanding any notation of ownership or other writing hereon), for the purpose of receiving payment hereof, or on account hereof, for the conversion hereof and for all other purposes, and neither the Company nor the Trustee nor any other authenticating agent nor any Paying Agent nor any other Conversion Agent nor any Registrar shall be affected by any notice to the contrary. All payments made to or upon the order of such registered Holder shall, to the extent of the sum or sums paid, satisfy and discharge liability for monies payable on this Note.
     No recourse for the payment of the principal amount of, or accrued and unpaid interest on, this Note, or for any claim based hereon or otherwise in respect hereof, and no recourse under or upon any obligation, covenant or agreement of the Company in the Supplemental Indenture or any indenture supplemental thereto or in any Note, or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, stockholder, employee, agent, officer, director or subsidiary, as such, past, present or future, of the Company or of any successor corporation, either directly or through the Company or any successor corporation, whether by virtue of any constitution, statute or rule of law or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.
     Terms used in this Note and defined in the Supplemental Indenture are used herein as therein defined.
     In the case of any conflict between the provisions of this Note and the Indenture, the provisions of the Indenture shall control.
     The Indenture, the Supplemental Indenture and this Note shall be governed by and construed in accordance with the laws of the State of New York.
          Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TENANT (=tenants by the entireties), JT TEN (joint tenants with right of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform gift to Minors Act).
FORM OF FUNDAMENTAL
CHANGE REPURCHASE NOTICE
To: Las Vegas Sands Corp.
     The undersigned registered owner of this Note hereby acknowledges receipt of a notice from Las Vegas Sands Corp. (the “Company”) as to the occurrence of (check the appropriate box):
☐ a Fundamental Change with respect to the Company;
and hereby directs the Company to pay, or cause the Trustee to pay, it or                                          an amount in cash equal to 101% of the principal amount, or the portion thereof (which is $1,000 in principal amount or an integral multiple thereof) below designated, to be repurchased plus interest accrued to, but excluding, the Fundamental Change Repurchase Date, except as provided in the Supplemental Indenture.

Dated:

Signature(s)

Signature(s) must be guaranteed by an Eligible Guarantor Institution with membership in an approved signature guarantee program pursuant to Rule 17Ad-15 under the Securities Exchange Act of 1934.

Signature Guaranteed

Certificate number(s), if applicable, of Note(s) tendered for repurchase:

Principal amount to be repurchased (at least U.S. $1,000 principal amount or an integral multiple of $1,000 in excess thereof):

Remaining principal amount following such repurchase (not less than U.S. $1,000 principal amount):

By:
Authorized Signatory

     SECTION 2.03. Form of Notice of Conversion.
NOTICE OF CONVERSION
     The undersigned Holder of this Note hereby irrevocably exercises the option to convert this Note, or any portion of the principal amount hereof (which is U.S. $1,000 principal amount or an integral multiple of U.S. $1,000 in excess thereof, provided that the unconverted portion of such principal amount is U.S. $1,000 or any integral multiple of U.S. $1,000 in excess thereof) below designated, into shares of fully paid Common Stock (or, if applicable, Reference Property) in accordance with the terms of the Supplemental Indenture referred to in this Note, and directs that the consideration due upon such conversion (including a check in payment for any fractional share and any Notes representing any unconverted principal amount hereof), be delivered to and be registered in the name of the undersigned unless a different name has been indicated below. If shares of Common Stock (or if applicable, Reference Property) or Notes are to be registered in the name of a Person other than the undersigned, (a) the undersigned shall pay all transfer taxes payable with respect thereto and (b) signature(s) must be guaranteed by an Eligible Guarantor Institution with membership in an approved signature guarantee program pursuant to Rule 17Ad-15 under the Securities Exchange Act of 1934. Any amount required to be paid by the undersigned on account of interest accompanies this Note.

Dated:
Signature(s)

If shares or Notes are to be registered in the name of a Person other than the Holder, please print such Person’s name and address:

(Name)

(Address)

Social Security or other Identification Number, if any

[Signature Guaranteed]
     If only a portion of the Notes is to be converted, please indicate:
1. Principal amount to be converted: U.S. $

2.	Principal amount and denomination of Notes representing unconverted principal amount to be issued:
Amount: U.S. $                                         Denominations: U.S. $
(U.S. $1,000 principal amount or any integral multiple of U.S. $1,000 in excess thereof, provided that the unconverted portion of such principal amount is U.S. $1,000 principal amount or any integral multiple of U.S. $1,000 in excess thereof).
     SECTION 2.04. Form of Assignment.
ASSIGNMENT
To assign this Note, fill in the form below:
I or we assign and transfer this Note to
(Print or type assignee’s name, address and zip code)
(Insert assignee’s soc. sec. or tax I.D. No.)
and irrevocably appoint                      agent to transfer this Note, in whole or in part in accordance with the terms of the Indenture, on the books of the Company. The agent may substitute another to act for him.
     If only a portion of the Notes is to be assigned, please indicate:
1.	Principal amount to be assigned: U.S. $

2.	Principal amount and denomination of Notes representing unassigned principal amount to be issued:
Amount: U.S. $                                         Denominations: U.S. $
(U.S. $1,000 principal amount or any integral multiple of U.S. $1,000 in excess thereof, provided that the unassigned portion of such principal amount is U.S. $1,000 principal amount or any integral multiple of U.S. $1,000 in excess thereof).

Date:                                         Your Signature:

Sign exactly as your name appears on the other side of this Note.

In connection with any transfer of any of the Notes evidenced by this certificate occurring prior to the expiration of the period referred to in Rule 144 under the Securities Act after the later of the date of original issuance of such Notes and the last date, if any, on which such Notes were owned by the Company or any Affiliate of the Company, the undersigned confirms that such Notes are being transferred in accordance with their terms:
CHECK ONE BOX BELOW
☐ (1) pursuant to an effective registration statement under the Securities Act of 1933; or
☐ (2) inside the United States to a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933) that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that such transfer is being made in reliance on Rule 144A, in each case pursuant to and in compliance with Rule 144A under the Securities Act of 1933; or
☐ (3) outside the United States in an offshore transaction within the meaning of Regulation S under the Securities Act in compliance with Rule 903 or 904 under the Securities Act of 1933; or
☐ (4) pursuant to the exemption from registration provided by Rule 144 under the Securities Act of 1933;
☐ (5) to an institutional “accredited investor” (as defined in Rule 501(a)(1),(2),(3) or (7) under the Securities Act of 1933) that has furnished to the Trustee a signed letter containing certain representations and agreements; or
☐ (6) pursuant to another available exemption from registration under the Securities Act of 1933.
Unless one of the boxes is checked, the Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any person other than the registered holder thereof; provided, however, that if box (4) or (6) is checked, the Trustee shall be entitled to require, prior to registering any such transfer of the Notes, such legal opinions, certifications and other information as the Company has reasonably requested to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933, such as the exemption provided by Rule 144 under such Act.

Signature

Signature Guarantee:

Signature must be guaranteed	Signature
     Unless this Note is in definitive form, signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

TO BE COMPLETED BY PURCHASER IF (2) ABOVE IS CHECKED.
     The undersigned represents and warrants that it is purchasing this Security for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Dated:
Notice: To be executed by an executive officer

ARTICLE 3.
THE NOTES
     SECTION 3.01. Title And Terms.
          (a) The Notes shall be known and designated as the “6 1/2% Convertible Senior Notes due 2013” of the Company. Their Maturity Date shall be October 1, 2013 and they shall bear interest on the principal amount in accordance with Section 3.02.
          (b) The Notes shall be subject to repurchase by the Company at the option of the Holders as provided in Section 11.02 hereof.
          (c) The Fundamental Change Repurchase Price shall be payable at such place as is identified in the Fundamental Change Repurchase Right Notice given pursuant to Section 11.02.
          (d) The Notes shall be senior unsecured obligations of the Company and shall rank pari passu with all of the Company’s other senior unsecured obligations.
          (e) The Notes shall be structurally subordinated to all existing and future claims of the Company’s subsidiaries’ creditors, including trade creditors, and, except as otherwise provided in Section 10.07, effectively subordinated to all of the Company’s existing and future secured Indebtedness to the extent of the value of the collateral securing such Indebtedness.
          (f) The Notes shall be convertible as provided in ARTICLE 12.
          (g) Articles XI, XII and XIII of the Base Indenture shall not be applicable to the Notes.
     SECTION 3.02. Interest.
     Subject to the last paragraph of Section 3.11, interest will accrue on the Notes at the rate of 6 1/2% per year during any three-month period from October 1 to and including December 31 or from January 1 to and including March 31 or from April 1 to and including June 30 or from July 1 to and including September 30, (each, an “Interest Period”), commencing October 1, 2008; provided that the initial Interest Period shall commence on October 1, 2008 and run to and include December 31, 2008. Interest will be payable quarterly in arrears on each Interest Payment Date (subject to Section 1.08) to the Holder of record at the close of business on the Regular Record Date preceding such Interest Payment Date.
     SECTION 3.03. Additional Notes. After the Original Issue Date, the Company shall be entitled to issue Additional Notes under this Supplemental Indenture, which Notes shall have identical terms as the Initial Notes issued on the Original Issue Date, other than with respect to the date of issuance and the issue price. The Company shall set forth the aggregate principal amount of Additional Notes to be offered in a Company Order submitted to the Trustee. All the Notes issued under this Supplemental Indenture shall be treated as a single class for all purposes of this Indenture including waivers, amendments, redemptions and offers to purchase.

     SECTION 3.04. [Reserved].
     SECTION 3.05. Denominations.
     The Notes shall be issuable only in registered form, without coupons, in denominations of U.S. $1,000 of principal amount and integral multiples of U.S. $1,000 in excess thereof.
     SECTION 3.06. Execution, Authentication, Delivery and Dating.
     The Trustee shall authenticate and deliver: (1) on the Original Issue Date, an aggregate principal amount of $475 million 6 1/2% Convertible Senior Notes due 2013 and (2) any Additional Notes for an original issue in an aggregate principal amount specified in a Company Order pursuant to Section 3.03 of this Supplemental Indenture. Such Company Order shall specify the amount of the Notes to be authenticated and the date on which the original issue of Notes is to be authenticated.
     The Notes shall be executed on behalf of the Company by its Chief Executive Officer, its President or one of its Vice Presidents, attested by its Secretary or one of its Assistant Secretaries. The signature of any of these officers on the Notes may be manual or facsimile.
     Notes bearing the manual or facsimile signatures of individuals who were at any time the proper officers of the Company shall bind the Company, notwithstanding that such individuals or any of them have ceased to hold such offices prior to the authentication and delivery of such Notes or did not hold such offices at the date of such Notes.
     At any time and from time to time after the execution and delivery of this Supplemental Indenture, the Company may deliver Notes executed by the Company to the Trustee for authentication, together with a Company Order for the authentication and delivery of such Notes; and the Trustee in accordance with such Company Order shall authenticate and deliver such Notes as provided in this Supplemental Indenture and not otherwise.
     Each Note shall be dated the date of its authentication.
     No Note shall be entitled to any benefit under this Supplemental Indenture or be valid or obligatory for any purpose unless there appears on such Note a certificate of authentication substantially in the form provided for herein executed by the Trustee by manual signature, and such certificate upon any Note shall be conclusive evidence, and the only evidence, that such Note has been duly authenticated and delivered hereunder.
     SECTION 3.07. Global Notes; Non-Global Notes; Book-entry Provisions.
          (a) Global Notes
          (i) Each Global Note issued and authenticated under this Supplemental Indenture shall be registered in the name of the Depositary designated by the Company for such Global Note or a nominee thereof and delivered to such Depositary or a nominee thereof or custodian therefor, and each such Global Note shall constitute a single Note for all purposes of this Supplemental Indenture. The Company hereby appoints DTC as the initial Depositary.
          (ii) Except for exchanges of Global Notes for definitive, Non-Global Notes at the sole discretion of the Company, no Global Note may be exchanged in whole or in part for Notes registered, and no transfer of a Global Note in whole or in part may be registered, in the name of any Person other than the Depositary for such Global Note or a nominee thereof unless (A) such Depositary (i) has notified the Company that it is unwilling or unable to continue as Depositary for such Global Note, or (ii) has ceased to be a clearing agency registered as such under the Exchange Act, has ceased to be a “clearing corporation” within the meaning of the Uniform Commercial Code, or announces an intention permanently to cease business or does in fact do so or (B) there shall have occurred and be continuing an Event of Default with respect to such Global Note and the maturity of the Notes shall have been accelerated in accordance with Section 5.02 and any Holder shall have given written notice to the Company requesting the issuance of Non-Global Notes. In such event set forth in clause (A) above, if a successor Depositary for such Global Note is not appointed by the Company within 90 calendar days after the Company receives such notice or becomes aware of such ineligibility, the Company shall execute, and the Trustee, upon receipt of a Company Order directing the authentication and delivery of Notes, shall authenticate and deliver, Notes, in any authorized denominations in an aggregate principal amount equal to the principal amount of such Global Note in exchange for such Global Note.
          (iii) If any Global Note is to be exchanged for other Notes or canceled in whole, it shall be surrendered by or on behalf of the Depositary or its nominee to the Trustee, as Registrar, for exchange or cancellation, as provided in this ARTICLE 3. If any Global Note is to be exchanged for other Notes or canceled in part, or if another Note is to be exchanged in whole or in part for a beneficial interest in any Global Note, in each case as provided in this ARTICLE 3, then either (A) such Global Note shall be so surrendered for exchange or cancellation, as provided in this ARTICLE 3, or (B) the principal amount thereof shall be reduced or increased by an amount equal to the portion thereof to be so exchanged or canceled, or equal to the principal amount of such other Note to be so exchanged for a beneficial interest therein, as the case may be, by means of an appropriate adjustment made on the records of the Trustee, as Registrar, whereupon the Trustee, in accordance with the Applicable Procedures, shall instruct the Depositary or its authorized representative to make a corresponding adjustment to its records. Upon any such surrender or adjustment of a Global Note, the Trustee shall, upon receipt of a Company Order, subject to this ARTICLE 3, authenticate and deliver any Notes issuable in exchange for such Global Note (or any portion thereof) to or upon the order of, and registered in such names as may be directed by, the Depositary or its authorized representative. The Trustee shall be entitled to receive from the Depositary the names, addresses and tax identification numbers of the Persons in whose names the Notes are to be registered prior to such authentication and delivery. Upon the request of the Trustee in connection with the occurrence of any of the events specified in the preceding paragraph, the Company shall promptly make available to the Trustee a reasonable supply of Notes that are not in the form of Global Notes. The Trustee shall be entitled to rely upon any order, direction or request of the Depositary or its authorized representative which is given or made pursuant to this ARTICLE 3 if such order, direction or request is given or made in accordance with the Applicable Procedures.
          (iv) Every Note authenticated and delivered upon registration of transfer of, or in exchange for or in lieu of, a Global Note or any portion thereof, whether pursuant to this ARTICLE 3 or otherwise, shall be authenticated and delivered in the form of, and shall be, a registered Global Note, unless such Note is to be registered in accordance with this ARTICLE 3 in the name of a Person other than the Depositary for such Global Note or a nominee thereof, in which case such Note shall be authenticated and delivered in definitive, fully registered form, without interest coupons.
          (v) The Depositary or its nominee, as registered owner of a Global Note, shall be the Holder of such Global Note for all purposes under this Supplemental Indenture and the Notes, and owners of beneficial interests in a Global Note shall hold such interests pursuant to the Applicable Procedures. Accordingly, any such owner’s beneficial interest in a Global Note shall be shown only on, and the transfer of such interest shall be effected only through, records maintained by the Depositary or its nominee or its Agent Members and such owners of beneficial interests in a Global Note shall not be considered the owners or holders thereof.
          (b) Non-Global Notes. Notes issued pursuant to Section 3.07(a)(ii) shall be in definitive, fully registered form, without interest coupons.
     SECTION 3.08. Registration; Registration of Transfer and Exchange; Restrictions on Transfer.
          (a) The Company shall cause to be kept at the Corporate Trust Office of the Trustee a register (the register maintained in such office referred to as the “Securities Register”) in which, subject to such reasonable regulations as it may prescribe, the Company shall provide for the registration of Notes and of transfers of Notes. The Trustee is hereby appointed Registrar for the purpose of registering Notes and transfers and exchanges of Notes as herein provided.
     Upon surrender for registration of transfer of any Note at an office or agency of the Company designated pursuant to Section 10.02 for such purpose, the Company shall execute, and the Trustee shall authenticate and deliver, in the name of the designated transferee or transferees, one or more new Notes of any authorized denominations and of a like aggregate principal amount and bearing such restrictive legends as may be required by this Supplemental Indenture.
     At the option of the Holder, and subject to the other provisions of this Section 3.08, Notes may be exchanged for other Notes of any authorized denomination and of a like aggregate principal amount, upon surrender of the Notes to be exchanged at any such office or agency. Whenever any Notes are so surrendered for exchange, and subject to the other provisions of this Section 3.08, the Company shall execute, and the Trustee shall, pursuant to a Company Order, authenticate and deliver, the Notes that the Holder making the exchange is entitled to receive. Every Note presented or surrendered for registration of transfer or for exchange shall (if so required by the Company or the Registrar) be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Company, the Trustee and the Registrar duly executed, by the Holder thereof or his attorney duly authorized in writing.
     All Notes issued upon any registration of transfer or exchange of Notes shall be the valid obligations of the Company, evidencing the same debt and entitled to the same benefits under this Supplemental Indenture as the Notes surrendered upon such registration of transfer or exchange.
     No service charge shall be made to a Holder for any registration of transfer or exchange of Notes except as provided in Section 3.10, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of Notes, Section 9.06 of the Base Indenture, or Section 12.02 hereof (other than where the shares of Common Stock are to be issued or delivered in a name other than that of the Holder of the Note) not involving any transfer and other than any stamp and other duties, if any, which may be imposed in connection with any such transfer or exchange by the United States or any political subdivision thereof or therein, which shall be paid by the Company.
     Except as set forth below in this Section 3.08, beneficial ownership interests in the Temporary Regulation S Global Note will not be exchangeable for interests in the Rule 144A Global Note, the IAI Global Note, the Permanent Regulation S Global Note, or any other Note prior to the expiration of the Distribution Compliance Period and then, after the expiration of the Distribution Compliance Period, may be exchanged for interests in a Rule 144A Global Note, an IAI Global Note or the Permanent Regulation S Global Note only upon delivery of a written certificate (in the form attached to the Note) to the Trustee that (i) beneficial ownership interests in such Temporary Regulation S Global Note are owned either by non-U.S. persons or U.S. persons who purchased such interests in a transaction that did not require registration under the Securities Act and (ii) in the case of an exchange for an IAI Global Note, certification (in the form attached to the Note) that the interest in the Temporary Regulation S Global Note is being transferred to an institutional “accredited investor” as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act that is acquiring the Notes for its own account or for the account of an accredited investor.
     Beneficial interests in Temporary Regulation S Global Notes or IAI Global Notes may be exchanged for interests in Rule 144A Global Notes if (1) such exchange occurs in connection with a transfer of Notes in compliance with Rule 144A and (2) the transferor of the beneficial interest in the Temporary Regulation S Global Note or the IAI Global Note, as applicable, first delivers to the Trustee a written certificate (in the form attached to the Note) to the effect that the beneficial interest in the Temporary Regulation S Global Note or the IAI Global Note, as applicable, is being transferred to a Person who the transferor reasonably believes to be a “qualified institutional buyer” under Rule 144A promulgated Under the Securities Act (a “QIB”), purchasing for its own account or the account of a QIB in a transaction meeting the requirements of Rule 144A, and in accordance with all applicable securities laws of the States of the United States and other jurisdictions.

     Beneficial interests in Temporary Regulation S Global Notes and Rule 144A Global Notes may be exchanged for an interest in IAI Global Notes if (1) such exchange occurs in connection with a transfer of the Notes in compliance with an exemption under the Securities Act and (2) the transferor of the Regulation S Global Note or Rule 144A Global Note, as applicable, first delivers to the Trustee a written certificate (in the form attached to the Note) to the effect that (A) the Regulation S Global Note or Rule 144A Global Note, as applicable, is being transferred (a) to an institutional “accredited investor” as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act that is acquiring the Notes for its own account or for the account of such an accredited investor, in each case in a minimum principal amount of the Notes of $250,000, for investment purposes and not with a view to or for offer or sale in connection with any distribution in violation of the Securities Act and (B) in accordance with all applicable securities laws of the States of the United States and other jurisdictions.
     Beneficial interests in a Rule 144A Global Note or an IAI Global Note may be transferred to a Person who takes delivery in the form of an interest in a Regulation S Global Note, whether before or after the expiration of the Distribution Compliance Period, only if the transferor first delivers to the Trustee a written certificate (in the form attached to the Note) to the effect that such transfer is being made in accordance with Rule 903 or 904 of Regulation S or Rule 144 (if applicable).
          (b) Transfer and Exchange of Non-Global Notes for Non-Global Notes. When Non-Global Notes are presented to the Registrar with a request:
(x)	to register the transfer of such Non-Global Notes to a transferee who will receive such transferred Notes in the form of Non-Global Notes; or

(y)	to exchange such Non-Global Notes for an equal principal amount of Non-Global Notes of other authorized denominations, the Registrar shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met; provided, however, that the Non-Global Notes surrendered for transfer or exchange:
     (i) shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Company and the Registrar, duly executed by the Holder thereof or its attorney duly authorized in writing; and
     (ii) if such Non-Global Notes are required to bear a Restricted Securities Legend, they are being transferred or exchanged pursuant to an effective registration statement under the Securities Act or pursuant to clause (A), (B) or (C) below, and are accompanied by the following additional information and documents, as applicable:
(A) if such Non-Global Notes are being delivered to the Registrar by a Holder for registration in the name of such Holder, without transfer, a certification from such Holder to that effect; or
(B) if such Non-Global Notes are being transferred to the Company, a certification to that effect (in the form attached to the Note); or

(C) if such Non-Global Notes are being transferred (x) pursuant to an exemption from registration in accordance with Rule 144A or Regulation S under the Securities Act; or (y) pursuant to Rule 144 under the Securities Act or another exemption from registration under the Securities Act, a certification to that effect (in the form attached to the Note).
          (c) Restrictions on Transfer of a Non-Global Note for a Beneficial Interest in a Global Note. A Non-Global Note may not be exchanged for a beneficial interest in a Rule 144A Global Note, an IAI Global Note or a Permanent Regulation S Global Note except upon satisfaction of the requirements set forth below. Upon receipt by the Trustee of a Non-Global Note, duly endorsed or accompanied by appropriate instruments of transfer, in form satisfactory to the Trustee, together with:
     (i) written certification (in the form attached to the Note) that such Non-Global Note is either (A) being transferred to a QIB in accordance with Rule 144A, (B) being transferred to an institutional “accredited investor” as defined in Rule 501(a)(1), (2), (3) or (7) or (C) being transferred after expiration of the Distribution Compliance Period by a Person who initially purchased such Note in reliance on Regulation S to a buyer who elects to hold its interest in such Note in the form of a beneficial interest in the Permanent Regulation S Global Note; and
     (ii) written instructions directing the Trustee to make, or to direct the Custodian to make, an adjustment on its books and records with respect to such Rule 144A Global Note (in the case of a transfer pursuant to clause (c)(i)(A)), IAI Global Note (in the case of a transfer pursuant to clause (c)(i)(B)) or Permanent Regulation S Global Note (in the case of a transfer pursuant to clause (c)(i)(B)) to reflect an increase in the aggregate principal amount of the Notes represented by the Rule 144A Global Note, IAI Global Note or Permanent Regulation S Global Note, as applicable, such instructions to contain information regarding the Depositary account to be credited with such increase, then the Trustee shall cancel such Non-Global Note and cause, or direct the Custodian to cause, in accordance with the standing instructions and procedures existing between the Depositary and the Custodian, the aggregate principal amount of Notes represented by the Rule 144A Global Note, IAI Global Note or Permanent Regulation S Global Note, as applicable, to be increased by the principal amount of the Non-Global Note to be exchanged and shall credit or cause to be credited to the account of the Person specified in such instructions a beneficial interest in the Rule 144A Global Note, IAI Global Note or Permanent Regulation S Global Note, as applicable, equal to the principal amount of the Non-Global Note so canceled. If no Rule 144A Global Notes, IAI Global Notes or Permanent Regulation S Global Notes, as applicable, are then outstanding, the Company shall issue and the Trustee shall authenticate, upon written order of the Company in the form of an Officers’ Certificate of the Company, a new Rule 144A Global Note, IAI Global Note or Permanent Regulation S Global Note, as applicable, in the appropriate principal amount.
          (d) Transfer and Exchange of Global Notes.

     (i) The transfer and exchange of Global Notes or beneficial interests therein shall be effected through the Depositary, in accordance with this Supplemental Indenture (including applicable restrictions on transfer set forth herein, if any) and the procedures of the Depositary therefor. A transferor of a beneficial interest in a Global Note shall deliver to the Registrar a written order given in accordance with the Depositary’s procedures containing information regarding the participant account of the Depositary to be credited with a beneficial interest in the Global Note. The Registrar shall, in accordance with such instructions instruct the Depositary to credit to the account of the Person specified in such instructions a beneficial interest in the Global Note and to debit the account of the Person making the transfer the beneficial interest in the Global Note being transferred.
     (ii) If the proposed transfer is a transfer of a beneficial interest in one Global Note to a beneficial interest in another Global Note, the Registrar shall reflect on its books and records the date and an increase in the principal amount of the Global Note to which such interest is being transferred in an amount equal to the principal amount of the interest to be so transferred, and the Registrar shall reflect on its books and records the date and a corresponding decrease in the principal amount of the Global Note from which such interest is being transferred.
     (iii) Notwithstanding any other provisions of this Supplemental Indenture (other than Section 3.07), a Global Note may not be transferred as a whole except by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.
     (iv) In the event that a Global Note is exchanged for a Non-Global Note, prior to the effectiveness of a registration statement filed with the Commission with respect to such Notes, such Notes may be exchanged only in accordance with such procedures as are substantially consistent with the provisions of this Section 3.08 (including the certification requirements set forth on the reverse of the Notes intended to ensure that such transfers comply with Rule 144A, Regulation S or another applicable exemption under the Securities Act, as the case may be) and such other procedures as may from time to time be adopted by the Company.
          (e) Restrictions on Transfer of Temporary Regulation S Global Notes. During the Distribution Compliance Period, beneficial ownership interests in Temporary Regulation S Global Notes may only be sold, pledged or transferred in accordance with the Applicable Procedures and only (i) to the Company, (ii) in an offshore transaction in accordance with Regulation S (other than a transaction resulting in an exchange for an interest in a Permanent Regulation S Global Note), (iii) pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable Notes laws of any State of the United States.

          (f) Securities Act Legends. All Notes issued pursuant to this Supplemental Indenture, and all Successor Notes, shall bear the Restricted Securities Legend in substantially the form set forth in Section 2.02 hereof and shall be subject to the restrictions on transfer specified therein, subject to the following:
          (1) subject to the following clauses of this Section 3.08(f), a Note or any portion thereof which is exchanged, upon transfer or otherwise, for a Global Note or any portion thereof shall bear the Restricted Securities Legend borne by such Global Note for which the Note was exchanged;
          (2) subject to the following clauses of this Section 3.08(f), a new Note that is not a Global Note and is issued in exchange for another Note (including a Global Note) or any portion thereof, upon transfer or otherwise, shall bear the Restricted Securities Legend borne by the Note for which the new Note was exchanged;
          (3) any Notes that are sold or otherwise disposed of pursuant to an effective registration statement under the Securities Act, together with their Successor Notes shall not bear a Restricted Securities Legend; the Company shall inform the Trustee in writing of the effective date of any such registration statement registering the Notes under the Securities Act and shall notify the Trustee at any time when prospectuses must be delivered with respect to Notes to be sold pursuant to such registration statement. The Trustee shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the aforementioned registration statement;
          (4) at any time after the Notes may be freely transferred without registration under the Securities Act or without being subject to transfer restrictions pursuant to the Securities Act, a new Note that does not bear a Restricted Securities Legend may be issued in exchange for or in lieu of a Note (other than a Global Note) or any portion thereof that bears such a legend if the Trustee has received a Global Note, satisfactory to the Trustee and duly executed by the Holder of such Note bearing a Restricted Securities Legend or his attorney duly authorized in writing, and after such date and receipt of such certificate, the Trustee shall authenticate and deliver such new Note in exchange for or in lieu of such other Note as provided in this Article 3;
          (5) a new Note that does not bear a Restricted Securities Legend may be issued in exchange for or in lieu of a Note or any portion thereof that bears such a legend if, in the Company’s judgment, placing such a legend upon such new Note is not necessary to ensure compliance with the registration requirements of the Securities Act, and the Trustee, at the direction of the Company, shall authenticate and deliver such a new Note as provided in this Article 3; and
          (6) notwithstanding the foregoing provisions of this Section 3.08(f), a Successor Note of a Note that does not bear a Restricted Securities Legend shall not bear such legend unless the Company has reasonable cause to believe that such Successor Note is a “restricted security” within the meaning of Rule 144 of the Securities Act, in which case the Trustee, at the direction of the Company, shall authenticate and deliver a new Note bearing a Restricted Securities Legend in exchange for such Successor Note as provided in this Article 3.

          (g) Any stock certificate representing shares of Common Stock issued upon conversion of the Notes shall bear the Restricted Securities Legend borne by such Notes, to the extent required by this Supplemental Indenture, unless such shares of Common Stock have been sold pursuant to a registration statement that has been declared effective under the Securities Act (and that continues to be effective at the time of such transfer) or sold pursuant to Rule 144 of the Securities Act, or unless otherwise agreed by the Company in writing with written notice thereof to the transfer agent for the Common Stock. With respect to the transfer of shares of Common Stock issued upon conversion of the Notes that are restricted hereunder, any deliveries of certificates, legal opinions or other instruments that would be required to be made to the Registrar in the case of a transfer of Notes, as described above, shall instead be made to the transfer agent for the Common Stock.
          (h) Neither the Trustee, the Paying Agent nor any of their agents shall (i) have any duty to monitor compliance with or with respect to any federal or state or other securities or tax laws or (ii) have any duty to obtain documentation on any transfers or exchanges other than as specifically required hereunder.
     SECTION 3.09. Persons Deemed Owners.
     Prior to due presentment of a Note for registration of transfer, the Company, the Trustee, any Paying Agent and any agent of the Company, the Trustee or any Paying Agent may treat the Person in whose name such Note is registered as the owner of such Note for the purpose of receiving payment of principal of and (subject to Section 3.11) interest on such Note and for all other purposes whatsoever, whether or not such Note be overdue, and neither the Company, the Trustee, any Paying Agent nor any agent of the Company, the Trustee or any Paying Agent shall be affected by notice to the contrary.
     SECTION 3.10. Mutilated, Destroyed, Lost and Stolen Notes.
     If any mutilated Note is surrendered to the Trustee, the Company shall execute and upon receipt of a Company Order, the Trustee shall authenticate and deliver in exchange therefor a new Note of like tenor and principal amount and bearing a number not contemporaneously outstanding.
     If there shall be delivered to the Company and the Trustee (i) evidence to their satisfaction of the destruction, loss or theft of any Note and (ii) such security or indemnity as may be required by them to save each of them and any agent of either of them harmless, then, in the absence of notice to the Company or the Trustee that such Note has been acquired by a bona fide purchaser, the Company shall execute and upon receipt of a Company Order, the Trustee shall authenticate and deliver, in lieu of any such destroyed, lost or stolen Note, a new Note of like tenor and principal amount and bearing a number not contemporaneously outstanding.
     In case any such mutilated, destroyed, lost or stolen Note has become or is about to become due and payable, the Company in its discretion may, instead of issuing a new Note, pay such Note.
     Upon the issuance of any new Note under this Section 3.10, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Trustee) connected therewith.
     Every new Note issued pursuant to this Section 3.10 in lieu of any destroyed, lost or stolen Note shall constitute an original additional contractual obligation of the Company, whether or not the destroyed, lost or stolen Note shall be at any time enforceable by anyone, and shall be entitled to all the benefits of this Supplemental Indenture equally and proportionately with any and all other Notes duly issued hereunder.
     The provisions of this Section 3.10 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes.
     SECTION 3.11. Payment of Interest; Interest Rights Preserved.
     Interest on any Note which is payable, and is punctually paid or duly provided for, on any Interest Payment Date shall be paid to the Person in whose name that Note (or one or more Predecessor Notes) is registered at the close of business on the Regular Record Date for such interest.
     Any interest on any Note which is payable, but is not punctually paid or duly provided for, on any Interest Payment Date (herein called “Defaulted Interest”) shall forthwith cease to be payable to the Holder on the relevant Regular Record Date by virtue of having been such Holder. Such Defaulted Interest will itself accrue interest at the rate borne by the Notes plus 2.0% per annum through the date on which such Defaulted Interest is paid to the Holders in accordance with this Section 3.11, to the extent lawful, and may be paid by the Company, at its election in each case, as provided in clause (a) or (b) below:
          (a) The Company may elect to make payment of any Defaulted Interest to the Persons in whose names the Notes (or their respective Predecessor Notes) are registered at the close of business on a special record date for the payment of such Defaulted Interest (a “Special Record Date”), which shall be fixed in the following manner. The Company shall notify the Trustee in writing of the amount of Defaulted Interest proposed to be paid on each Note and the date of the proposed payment, and at the same time the Company shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such Defaulted Interest or shall make arrangements reasonably satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such Defaulted Interest as in this clause provided. Thereupon the Trustee shall fix a Special Record Date for the payment of such Defaulted Interest which shall be not more than 15 days and not less than 10 days prior to the date of the proposed payment and not less than 10 days after the receipt by the Trustee of the notice of the proposed payment. The Trustee shall promptly notify the Company of such Special Record Date and, in the name and at the expense of the Company, shall cause notice of the proposed payment of such Defaulted Interest and the Special Record Date therefor to be mailed, first-class postage prepaid, to each Holder at his address as it appears in the Securities Register, not less than 10 days prior to such Special Record Date. Notice of the proposed payment of such Defaulted Interest and the Special Record Date therefor having been so mailed, such Defaulted Interest shall be paid to the Persons in whose names the Notes (or their respective Predecessor Notes) are registered at the close of business on such Special Record Date and shall no longer be payable pursuant to the following clause (b).
          (b) The Company may make payment of any Defaulted Interest in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, if, after notice given by the Company to the Trustee of the proposed payment pursuant to this clause, such manner of payment shall be deemed practicable by the Trustee.
     Any Transfer Restricted Note (as such term is defined in the Registration Rights Agreement) whose holder, by virtue of holding such Note, is a beneficiary of the Registration Rights Agreement, shall, in the event that a Registration Default (as such term is defined in the Registration Rights Agreement) has occurred, accrue Liquidated Damages (as such term is defined in the Registration Rights Agreement) at a rate of 0.50% per annum (increasing by an additional 0.50% per annum after each consecutive 90-day period that occurs after the date on which such Registration Default occurs up to a maximum additional interest rate of 1.00%) from and including the date on which any such Registration Default occurred to but excluding the date on which all Registration Defaults have been cured, it being understood that the Liquidated Damages described herein and in the Registration Rights Agreement are one and the same remedy and shall in no event represent obligations independent of one another.
     Subject to the foregoing provisions of this Section 3.11, each Note delivered under this Supplemental Indenture upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note, as provided for in this Supplemental Indenture and the Notes.
     SECTION 3.12. Cancellation.
     All Notes surrendered for payment, registration of transfer or exchange or conversion shall, if surrendered to any Person other than the Trustee, be delivered to the Trustee and shall be promptly cancelled by it. The Company may at any time deliver to the Trustee for cancellation any Notes previously authenticated and delivered hereunder which the Company may have acquired in any manner whatsoever, and all Notes so delivered shall be promptly cancelled by the Trustee. No Notes shall be authenticated in lieu of or in exchange for any Notes cancelled as provided in this Section 3.12, except as expressly permitted by this Supplemental Indenture. All cancelled Notes held by the Trustee shall be disposed of as directed by a Company Order.
     SECTION 3.13. Computation of Interest.
     Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months.
     SECTION 3.14. Further Assurances. Notwithstanding anything else to the contrary contained herein, upon the written request of any Holder of Initial Notes that are Non-Global Notes to the Company, the Company shall use its commercially reasonable efforts to cause any such Non-Global Notes to be (i) rendered eligible for book-entry delivery through DTC and (ii)

assigned a valid CUSIP number in accordance with the applicable rules and procedures of the CUSIP Service Bureau (which shall, to the extent reasonably practicable, be the same CUSIP number as shall be assigned to the Notes held by the initial Holders of beneficial interests in the Global Notes issued pursuant to this Supplemental Indenture), in each case, as soon as reasonably practicable, but, in any event, within 120 days of the Original Issue Date. The Trustee shall, upon instruction from the Company, reasonably cooperate with the Company and such Holder of Initial Notes that are Non-Global Notes to achieve the foregoing. In addition, the Company shall cause to be entered into an indenture supplemental hereto in accordance with Section 8.01(m) should it be necessary to do so in order to achieve the purposes set forth in this Section 3.14.
ARTICLE 4.
DISCHARGE
     With respect to the Notes, Article IV of the Base Indenture shall be replaced in its entirety with the following:
     SECTION 4.01. Discharge of Liability on Notes.
     When (1) the Company shall deliver to the Registrar for cancellation all Notes then Outstanding not theretofore delivered to the Registrar for cancellation or (2) all the Notes then Outstanding not theretofore delivered to the Registrar for cancellation shall have (a) been deposited for conversion and the Company shall have delivered to the Holders shares of Common Stock (and cash in respect of any fractional shares, as applicable) sufficient to pay all amounts owing in respect of all such Notes or (b) become due and payable on the Maturity Date, Fundamental Change Repurchase Date or otherwise, and the Company shall have deposited with the Trustee cash sufficient to pay all amounts owing in respect of all such Notes, including interest accrued and unpaid to the Maturity Date, Fundamental Change Repurchase Date or other such date, and if in either case of clauses (1) or (2) above, no Event of Default set forth in Section 5.01(i) or (j) hereof or event (including resulting from such deposit) that, with lapse of time or notice or both, would become an Event of Default set forth in Section 5.01(i) or (j) hereof with respect to the Notes shall have occurred and be continuing, and the Company shall have also paid or caused to be paid all other sums payable hereunder by the Company, then the Indenture with respect to the Notes shall cease to be of further effect (except as to (i) remaining rights of registration of transfer, substitution and exchange and conversion of Notes, (ii) rights hereunder of Holders to receive from the Trustee payments of the amounts then due, including interest with respect to the Notes and the other rights, duties and obligations of Holders, as beneficiaries hereof solely with respect to the amounts, if any, so deposited with the Trustee, and (iii) the rights, obligations and immunities of the Trustee, Authenticating Agent, Paying Agent, Conversion Agent and Registrar under this Supplemental Indenture with respect to the Notes), and the Trustee, on demand of the Company accompanied by an Officers’ Certificate and an Opinion of Counsel as required by Section 4.03 and at the cost and expense of the Company, shall execute proper instruments acknowledging satisfaction of and discharging this Supplemental Indenture with respect to the Notes; provided, however, the Company hereby agrees to reimburse the Trustee, Authenticating Agent, Paying Agent, Conversion Agent and

Registrar for any costs or expenses thereafter reasonably and properly incurred by the Trustee, Authenticating Agent, Paying Agent, Conversion Agent and Registrar and to compensate the Trustee, Authenticating Agent, Paying Agent, Conversion Agent and Registrar for any services thereafter reasonably and properly rendered by the Trustee, Authenticating Agent, Paying Agent, Conversion Agent and Registrar in connection with this Supplemental Indenture with respect to the Notes.
     SECTION 4.02. Reinstatement.
     If the Trustee or the Paying Agent is unable to apply any money to the Holders entitled thereto by reason of any order or judgment of any court of governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s obligations under this Supplemental Indenture with respect to the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 4.01 until such time as the Trustee or the Paying Agent is permitted to apply all such money in accordance with this Supplemental Indenture and the Notes to the Holders entitled thereto; provided, however, that if the Company makes any payment of interest on any Note following the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.
     SECTION 4.03. Officers’ Certificate; Opinion of Counsel.
     Upon any application or demand by the Company to the Trustee to take any action under Section 4.01, the Company shall furnish to the Trustee an Officers’ Certificate and Opinion of Counsel stating that all conditions precedent, if any, provided for in this Supplemental Indenture relating to the proposed action have been complied with.
ARTICLE 5.
REMEDIES
     With respect to the Notes, Article V of the Base Indenture shall be replaced in its entirety with the following:
     SECTION 5.01. Events of Default.
     “Event of Default,” wherever used herein, means any one of the following events with respect to the Notes (whatever the reason for such Event of Default or whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):
     (a) default in any payment of interest on any Note when due and payable and the default continues for a period of 30 calendar days; or
     (b) default in the payment of principal of any Note when due and payable at Maturity, upon required repurchase, upon redemption, upon acceleration or otherwise; or

     (c) failure by the Company to comply with its obligation to convert the Notes into shares of Common Stock (together with cash in place of any fractional shares, as applicable) or Reference Property, upon exercise of a Holder’s conversion right; or
     (d) failure by the Company to comply with its obligations under Section 7.01; or
     (e) failure by the Company for two Business Days to comply with its notice obligations under Section 11.02(b) when due; or
     (f) failure by the Company for 60 calendar days after written notice from the Trustee or the Holders of at least 25% aggregate principal amount of the Outstanding Notes has been received by the Company to comply with any of its other agreements contained in the Notes or the Indenture; or
     (g) default by the Company or any Subsidiary of the Company with respect to any mortgage, indenture, credit agreement, contract, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any Indebtedness in excess of $50.0 million in the aggregate of the Company and/or any such Subsidiary of the Company, whether such Indebtedness now exists or shall hereafter be created; or
     (h) failure by the Company or any of its Subsidiaries to pay any judgments entered by a court of competent jurisdiction in excess of $50.0 million (to the extent not covered by insurance or bonded, in each case provided by a solvent, reputable and unaffiliated insurance company that has acknowledged coverage or covered by a valid standby letter of credit), which judgments remain unpaid, undischarged or unstayed for a period of more than 60 calendar days; or
     (i) the Company shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to the Company or any of its Significant Subsidiaries or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of the Company or any of its Significant Subsidiaries or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due; or
     (j) an involuntary case or other proceeding shall be commenced against the Company or any of its Significant Subsidiaries seeking liquidation, reorganization or other relief with respect to the Company or any of its Significant Subsidiaries or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of the Company or any of its Significant Subsidiaries or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 30 consecutive calendar days; or
     (k) the revocation, termination, suspension or other cessation of effectiveness of any Gaming License, which results in the cessation or suspension of gaming operations of the

Company or its subsidiaries in any gaming jurisdiction for a period of more than 60 consecutive days; or
     (l) any breach by the Company of, or failure of the Company to comply with, Section 10.09 hereof.
     SECTION 5.02. Acceleration of Maturity.
     If an Event of Default (other than an Event of Default specified in Section 5.01(i) or Section 5.01(j) with respect to the Company) occurs and is continuing, then in every such case (except as provided in the immediately following paragraph) the Trustee or the Holders of not less than 25% in aggregate principal amount of the Outstanding Notes may declare 100% of the aggregate principal amount of and accrued and unpaid interest on all the Notes to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by the Holders), and upon any such declaration of acceleration, all principal and all accrued and unpaid interest on the Notes shall become immediately due and payable. If an Event of Default specified in Section 5.01(i) or Section 5.01(j) with respect to the Company occurs, the aggregate accreted principal of, and accrued and unpaid interest, if any, on, all of the Notes shall become due and payable immediately without any declaration or other act of the Holders or any act on the part of the Trustee.
     Notwithstanding the foregoing, at the election of the Company, the sole remedy of Holders for an Event of Default specified in Section 5.01(f) relating to the failure by the Company to comply with its obligations under Section 10.06 and for any failure by the Company to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act, shall for the first 90 calendar days after the occurrence of such an Event of Default consist exclusively of the right to receive an extension fee on the Notes in an amount equal to 0.50% of the principal amount of the Notes (the “Extension Fee”). If the Company elects to pay the Extension Fee as the sole remedy for an Event of Default specified in Section 5.01(f) relating to the failure by the Company to comply with its obligations under Section 10.06 and for any failure by the Company to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act, the Company (i) shall notify, in the manner provided for in Section 1.6 of the Base Indenture, the Holders and the Trustee and Paying Agent of such election prior to the close of business on the first Business Day following the date on which such Event of Default is known by the Company to have occurred and (ii) pay the Extension Fee, on or before the close of business on the first business day following the date on which such Event of Default is known by the Company to have occurred, on all Notes then Outstanding. Upon the Company’s failure to give such notice or to pay the Extension Fee when due, the Notes shall be subject to acceleration as provided in the first paragraph of this Section 5.02. On and after the 91st calendar day after such Event of Default occurs, if such Event of Default is not cured or waived prior to such 91st calendar day, the Notes shall be subject to acceleration as provided in the first paragraph of this Section 5.02. If an Extension Fee is payable under this Section 5.02, the Company shall deliver to the Trustee a certificate to that effect stating (i) the amount of such Extension Fee that is payable and (ii) the date on which such Extension Fee is payable. Unless and until a Responsible Officer of the Trustee receives at the Corporate Trust Office such a certificate, the Trustee may assume without inquiry that the Extension Fee is not payable. If the Extension Fee has been paid by the

Company directly to the Holders, the Company shall deliver to the Trustee a certificate setting forth the particulars of such payment.
     SECTION 5.03. Unconditional Right of Holders to Receive Principal and Interest and to Convert.
     Notwithstanding any other provision in this Supplemental Indenture, the Holder of any Note shall have the right, which is absolute and unconditional, to receive payment of the principal of and (subject to Section 3.11) interest on such Note on the Maturity Date, and to convert such Note in accordance with ARTICLE 12, and to institute suit for the enforcement of any such payment and right to convert, and such rights shall not be impaired without the consent of such Holder.
     SECTION 5.04. Waiver of Past Defaults and Rescission of Acceleration.
     With the consent of the Holders of not less than a majority in the aggregate principal amount of the Outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes), any past Default hereunder and its consequences may be waived on behalf of the Holders of all of the Notes, except a Default (A) in the payment of the principal of or interest on any Note or in the delivery of amounts due upon conversion, or (B) in respect of a covenant or provision hereof which under ARTICLE 8 cannot be modified or amended without the consent of the Holder of each Outstanding Note affected, and rescind any acceleration with respect to the Notes and its consequences if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, other than the nonpayment of principal of and interest on the Notes or failure to deliver amounts due upon conversion that have become due solely by such declaration of acceleration, have been cured or waived.
     Upon the waiver of any such Default, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of the Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.
     SECTION 5.05. Waiver of Stay, Usury or Extension Laws.
     The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, usury or extension law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of the Indenture; and the Company (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law and covenants that it shall not hinder, delay or impede by reason of such law the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law had been enacted.
     SECTION 5.06. Control by Holders.

     The Holders of a majority in aggregate principal amount of the Outstanding Notes shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee; provided that
          (a) such direction shall not be in conflict with any rule of law or with the Indenture;
          (b) the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction; and
          (c) the Trustee may refuse to follow any direction that conflicts with law or the Indenture, or that the Trustee determines is unduly prejudicial to the rights of any other Holder or would involve the Trustee in personal liability;
provided, further that, prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.
     SECTION 5.07. Collection of Indebtedness and Suits for Enforcement by Trustee.
     The Company covenants that if:
     (1) default is made in the payment of any interest on any Note when such interest becomes due and payable and such default continues for a period of 30 calendar days, or
     (2) default is made in the payment of the principal of (or premium, if any, on) any Note at the Maturity thereof, the Company will, upon demand of the Trustee, pay to it, for the benefit of the Holders of such Notes, the whole amount then due and payable on such Notes for principal and interest, and, to the extent that payment of such interest shall be legally enforceable, interest on any overdue principal and on any overdue interest, at the rate borne by the Notes, and, in addition thereto, such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.
     If an Event of Default occurs and is continuing, the Trustee may in its discretion proceed to protect and enforce its rights and the rights of the Holders by such appropriate judicial proceedings as the Trustee shall deem most effectual to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement in the Indenture or in aid of the exercise of any power granted herein, or to enforce any other proper remedy.
     SECTION 5.08. Trustee May File Proofs of Claim.
     In case of any judicial proceeding relative to the Company (or any other obligor upon the Notes), its property or its creditors, the Trustee shall be entitled and empowered, by intervention in such proceeding or otherwise, to take any and all actions authorized under the Trust Indenture Act in order to have claims of the Holders and the Trustee allowed in any such proceeding. In particular, the Trustee shall be authorized to collect and receive any moneys or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 6.6 of the Base Indenture.
     No provision of the Indenture shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.
     SECTION 5.09. Trustee May Enforce Claims Without Possession of Notes.
     All rights of action and claims under the Indenture or the Notes may be prosecuted and enforced by the Trustee without the possession of any of the Notes or the production thereof in any proceeding relating thereto, and any such proceeding instituted by the Trustee shall be brought in its own name as trustee of an express trust, and any recovery of judgment shall, after provision for the payment of the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, be for the ratable benefit of the Holders of the Notes in respect of which such judgment has been recovered.
     SECTION 5.10. Application of Money Collected.
     Any money collected by the Trustee pursuant to this Article shall be applied in the following order, at the date or dates fixed by the Trustee and, in case of the distribution of such money on account of principal (or premium, if any) or interest, upon presentation of the Notes and the notation thereon of the payment if only partially paid and upon surrender thereof if fully paid:
     FIRST: To the payment of all amounts due the Trustee under Section 6.07 of the Base Indenture; and
     SECOND: To the payment of the amounts then due and unpaid for principal of and interest on the Notes in respect of which or for the benefit of which such money has been collected, ratably, without preference or priority of any kind, according to the amounts due and payable on such Notes for principal and interest, respectively.
     SECTION 5.11. Limitation on Suits.
     Except to enforce the right to receive payment of principal or interest when due or to receive amounts due to a Holder upon conversion, no Holder of any Note shall have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture, or for the appointment of a receiver or trustee, or for any other remedy hereunder, unless:

     (1) such Holder has previously given written notice to the Trustee of a continuing Event of Default with respect to the Notes;
     (2) the Holders of not less than 25% in aggregate principal amount of the Outstanding Notes shall have made written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee hereunder;
     (3) such Holder or Holders have offered to the Trustee security or indemnity satisfactory to it against any costs, liability or expense to be incurred in compliance with such request;
     (4) the Trustee for 60 calendar days after its receipt of such notice, request and offer of security or indemnity has failed to institute any such proceeding; and
     (5) no direction that, in the opinion of the Trustee, is inconsistent with such written request has been given to the Trustee during such 60 calendar day period by the Holders of a majority in aggregate principal amount of the Outstanding Notes;
it being understood and intended that no one or more Holders shall have any right in any manner whatever by virtue of, or by availing of, any provision of this Supplemental Indenture to affect, disturb or prejudice the rights of any other Holders, or to obtain or to seek to obtain priority or preference over any other Holders or to enforce any right under the Indenture, except in the manner herein provided and for the equal and ratable benefit of all the Holders.
     SECTION 5.12. Restoration of Rights and Remedies.
     If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under the Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceeding, the Company, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding had been instituted.
     SECTION 5.13. Rights and Remedies Cumulative.
     Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in the last paragraph of Section 3.10, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.
     SECTION 5.14. Delay or Omission Not Waiver.

     No delay or omission of the Trustee or of any Holder of any Note to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.
     SECTION 5.15. Undertaking for Costs.
     In any suit for the enforcement of any right or remedy under the Indenture, or in any suit against the Trustee for any action taken, suffered or omitted by it as Trustee, a court may require any party litigant in such suit to file an undertaking to pay the costs of such suit, and may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any such party litigant, in the manner and to the extent provided in the Trust Indenture Act; provided that neither this Section 5.15 nor the Trust Indenture Act shall be deemed to authorize any court to require such an undertaking or to make such an assessment in any suit instituted by the Company or in any suit for the enforcement of the right to convert any Note in accordance with Article 12.
ARTICLE 6.
[RESERVED.]
ARTICLE 7.
CONSOLIDATION, MERGER, CONVEYANCE, TRANSFER OR LEASE
     With respect to the Notes, Article VIII of the Base Indenture shall be replaced in its entirety with the following:
     SECTION 7.01. Company May Consolidate, Etc., Only on Certain Terms.
     The Company shall not, directly or indirectly, in one transaction or a series of transactions, consolidate with or merge with or into any other Person or convey, transfer, lease, assign or otherwise dispose of all or substantially all of its properties and assets, whether held directly or indirectly, to any Person, unless:
     (1) the resulting, surviving or transferee Person, if not the Company, is a corporation, partnership, limited liability company or other business entity organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and such Person, if not the Company, expressly assumes by supplemental indenture, in a form reasonably satisfactory to the Trustee, all of the Company’s obligations under the Notes and the Indenture;
     (2) the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture, if any, comply with this Indenture;
     (3) immediately after giving effect to such transaction, no Default or Event of Default has occurred and is continuing;

     (4) such transaction will not result in the loss or suspension or material impairment of any material Gaming License of the Company or any of its Subsidiaries;
     (5) such transaction would not require any Holder (other than any Person acquiring the Company or its assets and any affiliate thereof) to obtain a Gaming License or be qualified under the law of any applicable gaming jurisdiction; provided that such Holder would not have been required to obtain a Gaming License or be qualified under the laws of any applicable gaming jurisdiction in the absence of such transaction.
     For purposes of this Section 7.01, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company; provided, that a sale, lease, conveyance, assignment, transfer or other disposition of properties or assets between or among Subsidiaries of the Company (including by way of any merger, consolidation, or other corporate transaction) shall not be deemed to be a transfer of all or substantially all of the properties and assets of the Company.
     SECTION 7.02. Successor Substituted.
     Upon any consolidation of the Company with, or merger of the Company into, any other Person or any conveyance, transfer or lease of all or substantially all of the properties and assets of the Company in accordance with Section 7.01, the successor Person formed by such consolidation or into which the Company is merged or to which such conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if such successor Person had been named as the Company herein, and thereafter, except in the case of a lease of all or substantially all of the Company’s properties and assets, the predecessor Person shall be relieved of all obligations and covenants under the Indenture and the Notes.
ARTICLE 8.
SUPPLEMENTAL INDENTURES
     SECTION 8.01. Supplemental Indentures Without Consent of Holders.
     With respect to the Notes, Section 9.01 of the Base Indenture shall be replaced in its entirety with the following:
     Without the consent of any Holders, the Company, when authorized by a Board Resolution, and the Trustee, upon receipt of a Company Request, at any time and from time to time, may enter into one or more indentures supplemental hereto for any of the following purposes:

          (a) to cure any ambiguity or correct any omission, manifest error, defect or inconsistency under this Supplemental Indenture, so long as such action will not adversely affect the interests of the Holders; or
          (b) to provide for the assumption by a successor corporation of the Company’s obligations under this Supplemental Indenture in accordance with the terms of this Supplemental Indenture; or
          (c) to add guarantees or additional obligors with respect to the Notes; or
          (d) to provide for a successor Trustee or other agents in accordance with the terms of this Supplemental Indenture or to otherwise comply with any requirement of this Supplemental Indenture; or
          (e) to provide for the conversion of the Notes into Reference Property, to the extent that the Company and the Trustee deem such amendment necessary or advisable in connection with the conversion of the Notes into Reference Property; provided that no such amendment or supplement may impair the rights or interests of any Holder of the Outstanding Notes; or
          (f) to increase the Conversion Rate; or
          (g) to secure the Notes; or
          (h) to add to the covenants of the Company for the benefit of the Holders or to surrender any right or power herein conferred upon the Company; or
          (i) to provide for the conversion of Notes in accordance with the terms of this Supplemental Indenture; or
          (j) to make any changes to this Supplemental Indenture or the Notes that does not adversely affect the rights of any Holder;
          (k) to comply with the requirements of the Trust Indenture Act or the rules and regulations of the Commission thereunder in order to effect or maintain the qualification of this Supplemental Indenture under the Trust Indenture Act, as contemplated by this Supplemental Indenture or otherwise;
          (l) to provide for uncertificated Notes in addition to or in place of certificated Securities and to provide for bearer Securities; provided that uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Internal Revenue Code of 1986, as amended, or in a manner such that the uncertificated Securities are described in Section 163(f)(2)(B) of such Internal Revenue Code; or
          (m) to enable the purposes set forth in Section 3.14 to be achieved.
     Upon a Company Request, accompanied by a Board Resolution authorizing the execution of any such supplemental indenture (except as otherwise provided below), and subject to and upon receipt by the Trustee of the documents described in Section 9.03 of the Base Indenture, the

Trustee shall (subject to the last sentence Section 9.03 of the Base Indenture) join with the Company in the execution of any supplemental indenture authorized or permitted by the terms of this Supplemental Indenture and to make any further appropriate agreements and stipulations that may be therein contained. Notwithstanding the foregoing and notwithstanding any provision in the Base Indenture, in connection with the execution of this First Supplemental Indenture and the authentication and delivery of an aggregate principal amount of $475 million of the Notes, the Company shall not be required to deliver to the Trustee a Board Resolution authorizing the execution of any such supplemental indenture or the documents described in Section 9.03 of the Base Indenture prior to the execution, and delivery, or authentication and delivery, as applicable, thereof, but shall be required to deliver such documents to the Trustee no later than four (4) Business Days following the Original Issue Date.
     SECTION 8.02. Supplemental Indentures With Consent of Holders.
     With respect to the Notes, Section 9.02 of the Base Indenture shall be replaced in its entirety with the following:
     With the written consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for Notes), by the act of said Holders delivered to the Company and the Trustee, the Company, when authorized by a Board Resolution, and the Trustee may enter into an indenture or indentures supplemental hereto for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Supplemental Indenture or of modifying in any manner the rights of the Holders under this Supplemental Indenture; provided, however, that no such supplemental indenture shall, without the consent of the Holder of each Outstanding Note affected thereby:
          (a) reduce the percentage in aggregate principal amount of Notes the Holders of which must consent to an amendment; or
          (b) reduce the rate, or extend the stated time for payment, of interest on any Note or reduce the amount, or extend the stated time for payment, of the Extension Fee; or
          (c) reduce the principal, or extend the Maturity Date, of any Note; or
          (d) make any change that adversely affects the conversion rights of any Note; or
          (e) reduce the Fundamental Change Repurchase Price of any Note or amend or modify in any manner adverse to the Holders of the Notes the Company’s obligations to make such payments, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise; or
          (f) change the place or currency of payment of principal or interest or the Extension Fee in respect of any Note; or
          (g) impair the right of any Holder to receive payment of principal of, and interest on, such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes; or

          (h) adversely affect the ranking as to contractual right of payment of the Notes as the Company’s senior unsecured Indebtedness; or
          (i) make any change in the provisions of this Article 8 that require each Holder’s consent or in the waiver provisions in Section 5.04.
     It shall not be necessary for the consent of Holders under this Section 8.02 to approve the particular form of any proposed supplemental indenture, but it shall be sufficient if such consent shall approve the substance thereof.
     This Section 8.02 shall be subject to Section 9.03 of the Base Indenture.
     SECTION 8.03. Notice of Supplemental Indentures.
     Promptly after the execution by the Company and the Trustee of any supplemental indenture pursuant to the provisions of Section 8.02, the Company shall promptly give notice in the manner provided in Section 1.06 of the Base Indenture briefly setting forth in general terms the substance of such supplemental indenture. Any failure of the Company to give such notice, or any defect therein, shall not in any way impair or affect the validity of any such supplemental indenture.
     SECTION 8.04. Effect of Supplemental Indentures.
     Upon the execution of any supplemental indenture under this ARTICLE 8, this Supplemental Indenture shall be modified in accordance therewith, and such supplemental indenture shall form a part of this Supplemental Indenture for all purposes; and every Holder theretofore or thereafter authenticated and delivered hereunder shall be bound thereby.
     SECTION 8.05. Conformity with Trust Indenture Act.
     Every supplemental indenture executed pursuant to this ARTICLE 8 shall conform to the requirements of the Trust Indenture Act.
ARTICLE 9.
HOLDERS LISTS BY TRUSTEE AND COMPANY
     SECTION 9.01. Company to Furnish Trustee Names and Addresses of Holders.
     The Company will furnish or cause to be furnished to the Trustee
          (a) quarterly, not more than 15 calendar days after each Regular Record Date, a list, in such form as the Trustee may reasonably require, of the names and addresses of the Holders as of such Regular Record Date, and
          (b) at such other times as the Trustee may request in writing, within 30 days after the receipt by the Company of any such request, a list of similar form and content as of a date not more than 15 days prior to the time such list is furnished;

excluding from any such list names and addresses received by the Trustee in its capacity as Registrar of the Notes.
     SECTION 9.02. Preservation of Information.
          (a) The Trustee shall preserve, in as current a form as is reasonably practicable, the names and addresses of Holders contained in the most recent list furnished to the Trustee as provided in Section 9.01 and the names and addresses of Holders received by the Trustee in its capacity as Registrar. The Trustee may dispose of any list furnished to it as provided in Section 9.01 upon receipt of a new list so furnished.
          (b) The rights of Holders to communicate with other Holders with respect to their rights under this Supplemental Indenture or under the Notes, and the corresponding rights and duties of the Trustee, shall be as provided by the Trust Indenture Act.
          (c) Every Holder, by receiving and holding the same, agrees with the Company and the Trustee that neither the Company nor the Trustee nor any agent of either of them shall be held accountable by reason of any disclosure of information as to names and addresses of Holders made pursuant to the Trust Indenture Act.
ARTICLE 10.
COVENANTS
     SECTION 10.01. Payment of Principal and Interest.
     The Company covenants and agrees that it shall duly and punctually pay the principal of and interest on the Notes in accordance with the terms of the Notes and this Supplemental Indenture. The Company shall deposit or cause to be deposited with the Trustee or its nominee, no later than 1:00 p.m., New York City time, on the Maturity Date of the Notes or no later than 1:00 p.m., New York City time, on the due date for any installment of interest, all payments so due, which payments shall be in immediately available funds on the date of such Maturity Date or due date, as the case may be.
     SECTION 10.02. Maintenance of Offices or Agencies.
     The Company shall maintain an office or agency where the Notes may be surrendered for registration of transfer or exchange or for presentation for payment or for conversion or repurchase and where notices and demands to or upon the Company in respect of the Notes and this Supplemental Indenture may be served. The Company shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency not designated or appointed by the Trustee. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office.
     The Company may at any time and from time to time vary or terminate the appointment of any such agent or appoint any additional agents for any or all of such purposes; provided,

however, that until all of the Notes have been delivered to the Trustee for cancellation, or moneys sufficient to pay the principal of and interest on the Notes have been made available for payment and either paid or returned to the Company pursuant to the provisions of Section 10.05, the Company shall maintain an office or agency where Notes may be presented or surrendered for payment and conversion, where Notes may be surrendered for registration of transfer or exchange and where notices and demands to or upon the Company in respect of the Notes and this Supplemental Indenture may be served. The Company shall give prompt written notice to the Trustee, and notice to the Holders in accordance with Section 1.06 of the Base Indenture, of the appointment or termination of any such agents and of the location and any change in the location of any such office or agency.
     The Company hereby initially designates the Trustee as Paying Agent, Registrar, and Conversion Agent, and the Corporate Trust Office of the Trustee as the office or agency of the Company for each of the aforesaid purposes.
     Any rights or immunities of the Trustee under the Indenture shall apply to the Trustee when acting under any or all of the aforementioned capacities.
     SECTION 10.03. Existence.
     Subject to Section 7.01, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence.
     SECTION 10.04. Annual Statement by Officers.
     The Company shall deliver to the Trustee, within 120 calendar days after the end of each fiscal year, an Officers’ Certificate as to the signing officers’ knowledge of the Company’s compliance with all conditions and covenants on its part contained in this Supplemental Indenture. For purposes of this Section 10.04, such compliance shall be determined without regard to any grace period or requirement of notice provided under this Supplemental Indenture.
     Any notice required to be given under this Section 10.04 shall be delivered to the Trustee at its Corporate Trust Office.
     SECTION 10.05. Money for Note Payments to Be Held in Trust.
     If the Company shall at any time act as its own Paying Agent, it will, on or before each due date of the principal of or interest on any of the Notes, segregate and hold in trust for the benefit of the Persons entitled thereto a sum sufficient to pay all amounts payable to the Trustee under Section 6.6 of the Base Indenture and the principal or interest so becoming due until such sums shall be paid to such Persons or otherwise disposed of as herein provided and will promptly notify the Trustee of its action or failure so to act.
     Whenever the Company shall have one or more Paying Agents, it will, prior to each due date of the principal of or interest on any Notes, deposit with a Paying Agent a sum sufficient to pay such amount, such sum to be held as provided by the Trust Indenture Act, and (unless such Paying Agent is the Trustee) the Company will promptly notify the Trustee of its action or failure so to act.

     The Company will cause each Paying Agent other than the Trustee to execute and deliver to the Trustee an instrument in which such Paying Agent shall agree with the Trustee, subject to the provisions of this Section 10.05, that such Paying Agent will (i) comply with the provisions of the Trust Indenture Act applicable to it as a Paying Agent and (ii) during the continuance of any default by the Company (or any other obligor upon the Notes) in the making of any payment in respect of the Notes, upon the written request of the Trustee, forthwith pay to the Trustee all sums held in trust by such Paying Agent as such.
     The Company may at any time, for the purpose of obtaining the satisfaction and discharge of this Supplemental Indenture or for any other purpose, pay, or by Company Order direct any Paying Agent to pay, to the Trustee all sums held in trust by the Company or such Paying Agent, such sums to be held by the Trustee upon the same trusts as those upon which such sums were held by the Company or such Paying Agent; and, upon such payment by any Paying Agent to the Trustee, such Paying Agent shall be released from all further liability with respect to such money.
     Any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of or interest on any Note and remaining unclaimed for two years after such principal or interest has become due and payable shall be paid to the Company on Company Request, or (if then held by the Company) shall be discharged from such trust; and the Holder of such Note shall thereafter, as an unsecured general creditor, look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Company cause to be published once, in a Press Release, notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 calendar days from the date of such publication, any unclaimed balance of such money then remaining will be repaid to the Company.
     SECTION 10.06. Reports by Company.
          (a) Whether or not the Company is then subject to Section 13(a) or 15(d) of the Exchange Act, so long as any Notes are outstanding, the Company will, within the time periods specified in the Commission’s rules and regulations if the Company were subject to Section 13(a) or 15(d) of the Exchange Act, file the following reports with the Commission, even if it is not required by the Commission to do so:
          (i) All quarterly and annual reports that would be required to be filed with the Commission on Forms 10-Q and 10-K if the Company were required to file reports pursuant to Section 13(a) or 15(d) of the Exchange Act, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report thereon by the Company’s certified independent accountants; and
          (ii) All current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports pursuant to Section 13(a) or 15(d) of the Exchange Act.

If, notwithstanding the foregoing, the Commission will not accept the Company’s filings for any reason, the Company will post the reports referred to in the preceding paragraph on its website within the time periods that would apply if the Company were required to file those reports with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act. If such filings with the Commission are not then permitted by the Commission, and such filings are not generally available on the internet free of charge within the time periods in which the Company would be required to file a report if it were subject to Section 13(a) or 15(d) of the Exchange Act, the Company will, without charge to the Holders, furnish the Holders with copies of any such reports.
          (b) For so long as the Notes remain outstanding and constitute “restricted securities” under Rule 144, if at any time the Company is not required to file with the Commission the reports required by paragraph (a) of this Section 302, the Company shall furnish to the Holders of the Notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144(d)(4) under the Securities Act.
     SECTION 10.07. Lien
     The Company will not create any Lien upon any Principal Property (other than Permitted Liens) (the “Initial Lien”) without securing the Notes equally with such Principal Property and ratably with all other Indebtedness of the Company secured thereby for so long as such Indebtedness is so secured. Any Lien created for the benefit of the Holders pursuant to the preceding sentence shall provide that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien. This covenant shall not limit or restrict any Subsidiary of the Company.
     SECTION 10.08. Limitation on Sale and Lease-Back Transactions
          The Company shall not enter into any arrangement with any Person providing for the leasing by the Company of any Principal Property (except for temporary leases of a term of not more than three years and except for leases between the Company and its Subsidiaries or between Subsidiaries of the Company) which property has been or is to be sold or transferred by the Company to such Person more than 180 days after the later of the acquisition thereof or the completion of construction and commencement of full operation thereof (a “Sale and Lease-Back Transaction”), unless:
     (1) the Company applies an amount equal to the greater of the fair value (as determined by the Company’s Board of Directors) of such property or the net proceeds of such sale, within 180 days, to the retirement of the Notes (to the extent permitted pursuant to the terms hereof) or other Indebtedness ranking on a parity with the Notes, or to the acquisition, construction, development or improvement of properties, facilities or equipment used for operating purposes that are owned by the Company, or to the acquisition by the Company or any of its Subsidiaries of another Person; or

     (2) at the time of entering into such transaction, such Principal Property could have been subjected to a Lien securing Indebtedness of the Company in a principal amount equal to the Capitalized Lease-Back Obligation with respect to such Principal Property under clause (16) of the definition of “Permitted Liens” without securing the Notes as contemplated by that provision.
          This covenant shall not limit or restrict any Subsidiary of the Company.
ARTICLE 11.
REDEMPTION AND REPURCHASE OF NOTES
     SECTION 11.01. Mandatory Gaming Redemption.
     Notwithstanding any other provision in this Supplemental Indenture, if any Gaming Authority requires a Holder or beneficial owner of the Notes must be licensed, qualified or found suitable under any applicable gaming laws in order to maintain any Gaming License or franchise of the Company or any of its Subsidiaries under any applicable gaming laws, and the Holder or beneficial owner fails to apply for a license, qualification or finding of suitability within 30 calendar days after being requested to do so by the Gaming Authority (or such lesser period that may be required by such Gaming Authority) or if such Holder or beneficial owner is denied such license or qualification or found not be suitable, the Company shall have the right, at its option, (1) to require such Holder or beneficial owner to dispose of such Holder’s or beneficial owner’s Notes within 30 calendar days of receipt of such finding by the applicable Gaming Authority (or such earlier date as may be required by the applicable Gaming Authority) or (2) to call for redemption on the Notes of such Holder or beneficial owner at a redemption price equal to (i) the lesser or (a) 100% of the principal amount thereof, (b) the price at which such Holder or beneficial owner acquired the Notes or (c) the fair market value of the Notes as determined in good faith by the Board of Directors of the Company, together with, in each case, accrued and unpaid interest to the earlier of the date of redemption or such earlier date as may be required by the Gaming Authority or the date of the finding of unsuitability by such Gaming Authority, which may be less than 30 calendar days following the notice of redemption, if so ordered by such Gaming Authority or (ii) such other price as may be ordered by the Gaming Authority.
     Immediately upon a determination that a Holder or beneficial owner will not be licensed, qualified or found suitable, the Holder or beneficial owner will have no further rights (a) to exercise any right conferred by the Notes, directly or indirectly, through any Trustee, nominee or any other Person or (b) to receive any interest or other distribution or payment with respect to the Notes except the redemption price of the Notes described in this Section 11.01; provided, however, such Holder or beneficial holder may, to the extent permitted by such Gaming Authority, transfer the Notes to any unaffiliated third party, who shall then be entitled to exercise all rights of a Holder or beneficial holder under the Notes.
     The Company shall not be required to pay or reimburse any Holder of the Notes or beneficial owner who is required to apply for such license, qualification or finding of suitability for the costs of the licensure or investigation for such qualification or finding of suitability. Such expenses will, therefore, be the obligation of such Holder or beneficial owner.
     Each Note shall bear a legend regarding the applicability of this Section 11.01, as set forth in the form of Note included in Section 2.02.
     SECTION 11.02. Right to Require Repurchase Upon a Fundamental Change.
          (a) If a Fundamental Change occurs at any time, then each Holder shall have the right, at such Holder’s option, to require the Company to repurchase all of such Holder’s Notes or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple of $1,000, for cash on the date (the “Fundamental Change Repurchase Date”) specified by the Company that is not less than 15 calendar days and not more than 45 calendar days after the date of the Fundamental Change Repurchase Right Notice at a repurchase price equal to 101% of the principal amount thereof, together with accrued and unpaid interest thereon to, but excluding, the Fundamental Change Repurchase Date (the “Fundamental Change Repurchase Price”), unless such Fundamental Change Repurchase Date falls after a Regular Record Date and on or prior to the corresponding Interest Payment Date, in which case the Company shall pay the full amount of accrued and unpaid interest payable on such Interest Payment Date to the Holder of record at the close of business on the corresponding Regular Record Date. Any Notes repurchased by the Company will be paid for in cash.
     Repurchases of Notes under this Section 11.02 shall be made, at the option of the Holder thereof, upon:
          (i) if the Notes are held in certificated form, delivery to the Trustee (or other Paying Agent appointed by the Company) by a Holder of a duly completed notice (the “Fundamental Change Repurchase Notice”) in the form set forth on the reverse of the Note or, if the Notes are held in global form, a notice that complies with the Applicable Procedures, prior to the close of business on the Business Day immediately preceding the Fundamental Change Repurchase Date; and
          (ii) delivery or book-entry transfer of the Notes to the Trustee (or other Paying Agent appointed by the Company) prior to the close of business on the Business Day immediately preceding the Fundamental Change Repurchase Date (together with all necessary endorsements) at the Corporate Trust Office of the Trustee (or other Paying Agent appointed by the Company), such delivery being a condition to receipt by the Holder of the Fundamental Change Repurchase Price therefor; provided that such Fundamental Change Repurchase Price shall be so paid pursuant to this Section 11.02 only if the Note so delivered to the Trustee (or other Paying Agent appointed by the Company) shall conform in all respects to the description thereof in the related Fundamental Change Repurchase Notice.
     The Fundamental Change Repurchase Notice shall state:
     (i) if certificated, the certificate numbers of Notes to be delivered for repurchase;

     (ii) the portion of the principal amount of Notes to be repurchased, which must be $1,000 or an integral multiple thereof; and
     (iii) that the Notes are to be repurchased by the Company pursuant to the applicable provisions of the Notes and this Supplemental Indenture.
     Any purchase by the Company contemplated pursuant to the provisions of this Section 11.02 shall be consummated by the delivery of the consideration to be received by the Holder promptly following the later of the Fundamental Change Repurchase Date and the time of the book-entry transfer or delivery of the Note.
     The Trustee (or other Paying Agent appointed by the Company) shall promptly notify the Company of the receipt by it of any Fundamental Change Repurchase Notice or written notice of withdrawal thereof in accordance with the provisions of subsection (c) of this Section 11.02.
     Any Note that is to be repurchased only in part shall be surrendered to the Trustee (with, if the Company or the Trustee so requires, due endorsement by, or a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by the Holder thereof or his attorney duly authorized in writing), and the Company shall execute, and, upon receipt of a Company Order, the Trustee shall authenticate and make available for delivery to the Holder of such Note without service charge, a new Note or Notes, containing identical terms and conditions, each in an authorized denomination in aggregate principal amount equal to and in exchange for the unrepurchased portion of the principal of the Note so surrendered.
          (b) After the occurrence of a Fundamental Change, but on or before the 10th calendar day after the Effective Date of such Fundamental Change, the Company shall provide to all Holders of record of the Notes and the Trustee and Paying Agent a notice (the “Fundamental Change Repurchase Right Notice”) of the occurrence of such Fundamental Change and of the resulting repurchase right, if any, at the option of the Holders arising as a result thereof.
     Each Fundamental Change Repurchase Right Notice shall specify (if applicable):
          (i) the events causing the Fundamental Change;
          (ii) the date of the Fundamental Change;
          (iii) the last date on which a Holder may exercise the repurchase right arising as a result of a Fundamental Change, if applicable;
          (iv) the Fundamental Change Repurchase Price, if applicable;
          (v) the Fundamental Change Repurchase Date, if applicable;
          (vi) the name and address of the Paying Agent and the Conversion Agent, if applicable;
          (vii) the applicable Conversion Rate and any adjustments to the applicable Conversion Rate, including any Additional Shares, if applicable;

          (viii) that the Notes with respect to which a Fundamental Change Repurchase Notice has been delivered by a Holder may be converted only if the Holder withdraws the Fundamental Change Repurchase Notice in accordance with the terms of this Supplemental Indenture; and
          (ix) the procedures that Holders must follow to require the Company to repurchase their Notes, if applicable.
     No failure of the Company to give the foregoing notices and no defect therein shall limit the Holders’ repurchase rights or affect the validity of the proceedings for the repurchase of the Notes pursuant to this Section 11.02.
          (c) A Fundamental Change Repurchase Notice may be withdrawn in whole on in part by means of a written notice of withdrawal delivered to the Paying Agent in accordance with the Fundamental Change Repurchase Right Notice at any time prior to the close of business on the Business Day prior to the Fundamental Change Repurchase Date, specifying:
          (i) the principal amount of the Notes with respect to which such notice of withdrawal is being submitted;
          (ii) if certificated Notes have been issued, the certificate numbers of the withdrawn Notes, or if not certificated, such Holder’s notice must comply with the applicable DTC procedures; and
          (iii) the principal amount, if any, of such Note that remains subject to the original Fundamental Change Repurchase Notice, which portion must be in principal amounts of $1,000 or an integral multiple of $1,000;
provided, however, that if the Notes are not in certificated form, the notice must comply with the Applicable Procedures.
          (d) In connection with any repurchase of the Notes pursuant to this Section 11.02, the Company shall
          (i) comply with the provisions of Rule 13e-4, Rule 14e-1 (or any successor provision) and any other tender offer rules under the Exchange Act that may then be applicable; and
          (ii) otherwise comply with all applicable federal and state securities laws.
     To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 11.02, the Company’s compliance with such laws and regulations shall not in and of itself cause a breach of its obligations under this Section 11.02.
          (e) On or prior to 1:00 p.m., New York City time, on the Fundamental Change Repurchase Date, the Company shall deposit with the Trustee (or other Paying Agent appointed by the Company or if the Company is acting as its own Paying Agent, set aside, segregate and hold in trust as provided in Section 10.05) an amount of money sufficient to repurchase all of the Notes to be repurchased on such date at the Fundamental Change Repurchase Price. Subject to receipt of funds and/or Notes by the Trustee (or other Paying Agent appointed by the Company) from the Company or the Holders, as applicable, payment for Notes surrendered for repurchase (and not withdrawn) prior to the close of business on the Business Day prior to the Fundamental Change Repurchase Date shall be made promptly after the later of (x) the Fundamental Change Repurchase Date with respect to such Note (provided the Holder has satisfied the conditions to the payment of the Fundamental Change Repurchase Price in this Section 11.02), and (y) the time of book-entry transfer or the delivery of such Note to the Trustee (or other Paying Agent appointed by the Company) by the Holder thereof in the manner required by this Section 11.02. The Trustee shall, promptly after such payment and upon written demand by the Company, return to the Company any funds in excess of the Fundamental Change Repurchase Price.
          (f) Subject to a Holder’s right to receive interest on the related Interest Payment Date where the Fundamental Change Repurchase Date falls between a Regular Record Date and the Interest Payment Date to which it relates, if the Trustee (or other Paying Agent appointed by the Company) holds money sufficient to repurchase on the Fundamental Change Repurchase Date all the Notes or portions thereof that are to be purchased as of the Business Day following the Fundamental Change Repurchase Date, then on and after the Fundamental Change Repurchase Date (i) such Notes shall cease to be outstanding, (ii) interest shall cease to accrue on such Notes, and (iii) all other rights of the Holders of such Notes shall terminate, whether or not book-entry transfer of the Notes has been made or the Notes have been delivered to the Trustee or Paying Agent, other than the right to receive the Fundamental Change Repurchase Price upon delivery of the Notes.
ARTICLE 12.
CONVERSION OF NOTES
     SECTION 12.01. Conversion Privilege and Conversion Rate.
          (a) Subject to compliance with the provisions of this ARTICLE 12, a Holder shall have the right, at such Holder’s option, to convert all or any portion (if the portion to be converted is $1,000 in principal amount or an integral multiple thereof) of any Notes at any time prior to the close of business on the second Scheduled Trading Day immediately preceding October 1, 2013, into cash and, if applicable and at the election of the Company, shares of Common Stock (or, if applicable, Reference Property), as described herein, at a rate of 20.1410 shares of Common Stock (subject to adjustment by the Company as provided in Sections 12.01(e) and 12.04 hereof) per $1,000 in principal amount of the Notes (the “Conversion Rate”) under the circumstances and during the periods set forth below.

          (b) [Reserved].
          (c) [Reserved].
          (d) [Reserved].
          (e) If a Holder elects to convert Notes in connection with a Make-Whole Fundamental Change, the Conversion Rate applicable to each $1,000 in principal amount of Notes so converted shall be increased by an additional number of shares of Common Stock (the “Additional Shares”) as described below. Settlement of Notes tendered for conversion to which Additional Shares shall be added to the Conversion Rate as provided in this subsection (e) shall be settled pursuant to Section 12.02(e). For purposes of this subsection (e), a conversion shall be deemed to be “in connection with” such Make-Whole Fundamental Change if such conversion occurs on or after the Make-Whole Reference Date and prior to the close of business on the second Business Day immediately prior to the related Fundamental Change Repurchase Date for such Make-Whole Fundamental Change, but in no event later than the second Scheduled Trading Day prior to the Maturity of the Notes. The Company will notify Holders and the Trustee in writing of the occurrence of any Make-Whole Fundamental Change applicable to this subsection (e) and issue a Press Release on the Make-Whole Reference Date.
          (i) The number of Additional Shares by which the Conversion Rate will be increased in the event of a Make-Whole Fundamental Change shall be determined by the Company by reference to the table attached as Schedule A hereto, based on the Make-Whole Reference Date and the Stock Price; provided that, for purposes of determining the number of Additional Shares, the Make-Whole Reference Date of a transaction described in clause (1) or (2) of the definition of Fundamental Change shall be deemed to be the earlier of (x) the date on which such transaction occurs or becomes effective and (y) the date of the first public announcement of such transaction by the Company or the counterparty to the transaction; provided, that if the actual Stock Price is between two Stock Price amounts in the table or the Make-Whole Reference Date is between two Make-Whole Reference Dates in the table, the number of Additional Shares by which the Conversion Rate will be increased shall be determined by a straight-line interpolation between the number of Additional Shares set forth for the next higher and next lower Stock Price amounts and the two nearest Make-Whole Reference Dates, as applicable, based on a 365-day year; provided, further, that if (1) the Stock Price is greater than $400.00 per share of Common Stock (subject to adjustment in accordance with clause (ii) below), no adjustments will be made in the Conversion Rate, and (2) the Stock Price is less than $33.10 per share (subject to adjustment in accordance with clause (ii) below), no adjustments will be made in the Conversion Rate. Notwithstanding the foregoing, in no event shall the Conversion Rate exceed 30.2115 shares per $1,000 in principal amount of Notes (subject to adjustment in the same manner as set forth in Section 12.04).
          (ii) The Stock Prices set forth in the first row of the tables in Schedule A hereto shall be adjusted by the Company as of any date on which the Conversion Rate of the Notes is adjusted (except pursuant to this Section 12.01(e). The adjusted Stock Prices shall equal the Stock Prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the applicable Conversion Rate in effect immediately prior to the adjustment giving rise to the Stock Price adjustment and the denominator of which is the Conversion Rate as so adjusted. The number of Additional Shares within the table shall be adjusted in the same manner as the Conversion Rate as set forth in Section 12.04 (other than by operation of an adjustment to the Conversion Rate by adding Additional Shares).
     SECTION 12.02. Exercise of Conversion Privilege.
          (a) (i) The Company will satisfy the Conversion Obligation with respect to the aggregate principal amount of Notes tendered for conversion by delivering, on the third Trading Day immediately following the Conversion Date shares of fully paid Common Stock equal to the Conversion Rate times the aggregate principal amount of Notes so tendered, divided by $1,000; provided that the Company will deliver cash in lieu of fractional shares of Common Stock as provided in Section 12.03; or
          (ii) The Company shall treat all Holders of Notes converting on the same Trading Day in the same manner. The Company shall not, however, have any obligation to settle its Conversion Obligations arising on different Trading Days in the same manner.
          (b) [Reserved].
          (c) [Reserved].
          (d) Before any Holder of a Note shall be entitled to convert the same as set forth above, such Holder shall (1) in the case of a Global Note, comply with the procedures of the Depositary in effect at that time and, if required, pay funds equal to interest payable on the next Interest Payment Date to which such Holder is not entitled as set forth in subsection (i) of this Section 12.02(d) and, if required, pay all taxes or duties, if any, in connection therewith and (2) in the case of a Note issued in certificated form, (A) complete and manually sign and deliver an irrevocable written notice to the Conversion Agent in the form set forth under Section 2.03 (or a facsimile thereof) (a “Notice of Conversion”) at the office of the Conversion Agent and shall state in writing therein the principal amount of Notes to be converted and the name or names (with addresses) in which such Holder wishes the certificate or certificates for any shares of Common Stock, if any, to be delivered upon settlement of the Conversion Obligation to be registered, (B) surrender such Notes, duly endorsed to the Company or in blank (and accompanied by appropriate endorsement and transfer documents), at the office of the Conversion Agent, (C) if required, pay funds equal to interest payable on the next Interest Payment Date to which such Holder is not entitled as set forth in subsection (i) of Section 12.02(a), and (D) if required, pay all taxes or duties, if any, in connection therewith, and (E) furnish appropriate endorsements and transfer documents. As used herein, “Conversion Date” shall mean the date that the Holder has complied with the requirements set forth in this subsection (d).
     No Notice of Conversion with respect to any Notes may be tendered by a Holder thereof if such Holder has also tendered a Fundamental Change Repurchase Notice and not validly withdrawn such Fundamental Change Repurchase Notice in accordance with the applicable provisions of Section 11.02.
     If more than one Note shall be surrendered for conversion at one time by the same Holder, the Conversion Obligation with respect to such Notes, if any, that shall be payable upon conversion shall be computed on the basis of the aggregate principal amount of the Notes (or specified portions thereof to the extent permitted thereby) so surrendered.
          (e) Delivery of the amounts owing in satisfaction of the Conversion Obligation shall be made by the Company in no event later than the date specified in subsection (a) of this Section 12.02. The Company shall make such delivery by issuing, or causing to be issued, and delivering to such Holder, or such Holder’s nominee or nominees, certificates or a book-entry transfer through the Depositary for the number of full shares of Common Stock to which such Holder shall be entitled as part of such Conversion Obligation (together with any cash in lieu of fractional shares).
          (f) In case any Note shall be surrendered for partial conversion, the Company shall execute and the Trustee shall, as provided in a Company Order, authenticate and deliver to or upon the written order of the Holder of the Note so surrendered, without charge to such Holder, a new Note or Notes in authorized denominations in an aggregate principal amount equal to the unconverted portion of the surrendered Notes.
          (g) If a Holder submits a Note for conversion, the Company shall pay all documentary, stamp or similar issue or transfer tax due, if any, which may be imposed by the United States or any political subdivision thereof or taxing authority thereof or therein with respect to the issuance of shares of Common Stock, if any, upon the conversion. However, the Holder shall pay any such tax which is due because the Holder requests any shares of Common Stock to be issued in a name other than the Holder’s name. The Company may refuse to deliver the certificates representing the shares of Common Stock being issued in a name other than the Holder’s name until the Company receives a sum sufficient to pay any tax which will be due because the shares are to be issued in a name other than the Holder’s name. Nothing herein shall preclude any tax withholding required by law or regulations.
          (h) Except as provided in Section 12.04, no adjustment shall be made for dividends on any shares issued upon the conversion of any Note as provided in this ARTICLE 12.
          (i) Upon the conversion of an interest in a Global Note, the Trustee, or the Custodian at the direction of the Trustee, shall make a notation on such Global Note as to the reduction in the principal amount represented thereby. The Company shall notify the Trustee in writing of any conversion of Notes effected through any Conversion Agent other than the Trustee.
          (j) Upon conversion, a Holder shall not receive any separate cash payment for accrued and unpaid interest except as set forth below. The Company’s settlement of the Conversion Obligation as described above shall be deemed to satisfy its obligation to pay the principal amount of the Notes and accrued and unpaid interest to, but not including, the Conversion Date. As a result, accrued and unpaid interest on the Notes to, but not including, the Conversion Date shall be deemed to be paid in full rather than cancelled, extinguished or forfeited. Notwithstanding the preceding sentence, if Notes are converted after 5:00 p.m., New York City time, on a Regular Record Date, Holders of such Notes as of 5:00 p.m., New York City time, on such Regular Record Date shall receive the interest payable on such Notes on the corresponding Interest Payment Date notwithstanding the conversion. Notes surrendered for conversion during the period from 5:00 p.m., New York City time, on any Regular Record Date to 9:00 a.m., New York City time, on the corresponding Interest Payment Date must be accompanied by payment of an amount in cash equal to the interest payable on such Interest Payment Date on the Notes so converted; provided, however, that no such payment need be made (i) if the Company has specified a Fundamental Change Repurchase Date that is after a Regular Record Date and on or prior to the next Scheduled Trading Day following the corresponding Interest Payment Date; (ii) to the extent of any overdue interest, if any overdue interest remains unpaid at the time of conversion with respect to such Note; or (iii) in connection with any conversions that occur on or after the last Regular Record Date prior to the Maturity Date. Except as described above, no payment or adjustment shall be made for accrued interest on converted Notes. The Company shall not be required to convert any Notes that are surrendered for conversion without payment of interest as required by this Section 12.02(j). The Conversion Rate will not be adjusted for accrued and unpaid interest or accreted principal in excess of the $1,000 principal amount of the Notes.
     SECTION 12.03. Fractions of Shares.
     No fractional shares of Common Stock shall be issued upon conversion of any Note or Notes. If more than one Note shall be surrendered for conversion at one time by the same Holder, the number of full shares which shall be issuable upon conversion thereof shall be computed on the basis of the aggregate principal amount of the Notes (or specified portions thereof) so surrendered. Instead of any fractional share of Common Stock that would otherwise be issuable upon conversion of any Note or Notes (or specified portions thereof), the Company shall calculate and pay a cash adjustment in respect of such fraction (calculated to the nearest 1/100th of a share) based on the Daily VWAP on the last VWAP Trading Day prior to the Conversion Date.
     SECTION 12.04. Adjustment of Conversion Rate.
     The Conversion Rate shall be adjusted from time to time by the Company as follows; provided that the Company shall not make any adjustments to the Conversion Rate if Holders of the Notes participate (as a result of holding the Notes, and at the same time as holders of the Common Stock participate) in any of the transactions described below as if such Holders held a number of shares of Common Stock equal to the applicable Conversion Rate, multiplied by the principal amount of Notes held by such Holders divided by $1,000, without having to convert their Notes:
          (a) In case the Company shall issue shares of Common Stock as a dividend or distribution on shares of Common Stock, or shall effect a share split or share combination, the Conversion Rate shall be adjusted based on the following formula:

CR’ = CR0 ×	OS’

OS0

where,
CR0 = the Conversion Rate in effect as of the close business on the date immediately preceding the Ex-Date for such dividend or distribution or the effective date of such share split or combination, as the case may be;
CR’ = the Conversion Rate in effect as of the opening of business on the Ex-Date for such dividend or distribution or the effective date of such share split or combination, as the case may be;
OS0 = the number of shares of Common Stock outstanding as of the opening of business on the Ex-Date for such dividend or distribution or the effective date of such share split or combination, as the case may be; and
OS’ = the number of shares of Common Stock that will be outstanding as of the opening of business on the Ex-Date for such dividend or distribution and immediately after giving effect to such dividend or distribution or immediately after the effective date of such share split or combination, as the case may be.
     Such adjustment shall become effective immediately on the Ex-Date fixed for such dividend or distribution, or the effective date for such share split or share combination. If any dividend or distribution of the type described in this Section 12.04(a) is declared but not so paid or made, or the outstanding shares of Common Stock are not split or combined, as the case may be, the Conversion Rate shall be immediately readjusted, effective as of the date the Board of Directors determines not to pay such dividend or distribution, or split or combine the outstanding shares of Common Stock, as the case may be, to the Conversion Rate that would then be in effect if such dividend, distribution, share split or share combination had not been declared.
     (b) In case the Company shall distribute to all or substantially all holders of its outstanding shares of Common Stock any rights or warrants (other than rights issued pursuant to a stockholders’ rights plan) entitling them for a period expiring not more than 60 calendar days after the date of such distribution to subscribe for or purchase shares of Common Stock at a price per share less than the average of the Last Reported Sale Prices of the Common Stock for the 10 consecutive Trading Day period ending on and including the Trading Day immediately preceding the Ex-Date for such distribution, the Conversion Rate shall be adjusted based on the following formula:

CR’ = CR0 ×	(OS0 + X)

(OS0 + Y)
where,
CR0 = the Conversion Rate in effect as of the close of business on the day immediately preceding to the Ex-Date for such distribution;
CR’ = the Conversion Rate in effect as of the opening of business on the Ex-Date for such distribution;

OS0 = the number of shares of Common Stock outstanding immediately prior to the Ex-Date for such distribution;
X = the total number of shares of Common Stock issuable pursuant to such rights or warrants; and
Y = the number of shares of Common Stock equal to the aggregate price payable to exercise such rights or warrants divided by the average of the Last Reported Sale Prices of Common Stock for the 10 consecutive Trading Day period ending on and including the Trading Day immediately preceding the Ex-Date for such distribution.
     Such adjustment shall be successively made whenever any such rights or warrants are distributed and shall become effective immediately on the Ex-Date for such distribution. The Company shall not issue any such rights or warrants in respect of shares of the Common Stock held in treasury by the Company. To the extent that shares of the Common Stock are not delivered after the expiration of such rights or warrants, the Conversion Rate shall be readjusted to the Conversion Rate that would then be in effect had the adjustments made upon the issuance of such rights or warrants been made on the basis of delivery of only the number of shares of Common Stock actually delivered. If such rights or warrants are not so issued, the Conversion Rate shall again be adjusted to be the Conversion Rate that would then be in effect if such Ex-Date for such distribution had not been fixed.
     In determining whether any rights or warrants entitle the holders to subscribe for or purchase shares of Common Stock at less than the average of the Last Reported Sale Prices of the Common Stock for the 10 consecutive Trading Day period ending on and including the Trading Day immediately preceding the Ex-Date for such distribution, and in determining the aggregate offering price of such shares of Common Stock, there shall be taken into account any consideration received by the Company for such rights or warrants and any amount payable on exercise or conversion thereof, with the value of such consideration, if other than cash, to be determined by the Board of Directors.
     (c) In case the Company shall, by dividend or otherwise, distribute to all or substantially all holders of its Common Stock shares of any class of Capital Stock of the Company, evidences of its Indebtedness or other assets or property of the Company excluding (i) dividends and distributions covered by subsections (a), (b) or (d) of this Section 12.04 and (ii) distributions described below in this subsection (c) with respect to Spin-Offs) (any of such shares of Capital Stock, Indebtedness, or other asset or property hereinafter in this subsection (c) called the “Distributed Property”), then, in each such case the Conversion Rate shall be adjusted based on the following formula:

CR' = CR0 ×	SP0

SP0 — FMV
where,
CR0 = the Conversion Rate in effect as of the close of business on the day immediately preceding to the Ex-Date for such distribution;

CR’ = the Conversion Rate in effect as of the opening of business on the Ex-Date for such distribution;
SP0 = the average of the Last Reported Sale Prices of Common Stock over the 10 consecutive Trading Day period ending on the Trading Day immediately preceding the Ex-Date for such distribution; and
FMV = the fair market value as determined by the Board of Directors or a committee thereof of the Distributed Property with respect to each outstanding share of Common Stock on the Ex-Date for such distribution.
     Such adjustment shall become effective immediately on the Ex-Date for such distribution; provided that if “FMV” as set forth above is equal to or greater than “SP0” as set forth above, in lieu of the foregoing adjustment, adequate provision shall be made so that each Holder has the right to receive, for each $1,000 in principal amount of Notes, the amount of Distributed Property such Holder would have received had such Holder owned a number of shares of Common Stock equal to the Conversion Rate on the Ex-Date for such distribution, without being required to convert the Notes. If such distribution is not so paid or made, the Conversion Rate shall again be adjusted to be the Conversion Rate that would then be in effect if such dividend or distribution had not been declared. If the Board of Directors determines “FMV” for purposes of this Section 12.04(c) by reference to the actual or when issued trading market for any securities, it must in doing so consider the prices in such market over the same period used in computing the Last Reported Sale Prices of the Common Stock over the 10 consecutive Trading Day period ending on the Trading Day immediately preceding the Ex-Date for such distribution.
     With respect to an adjustment pursuant to this subsection (c) where there has been a payment of a dividend or other distribution on the Common Stock, in shares of Capital Stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit (a “Spin-Off”), the Conversion Rate in effect immediately before 5:00 p.m., New York City time, on the 10th Trading Day immediately following, and including, the effective date of the Spin-Off shall be increased based on the following formula:

CR’ = CR0 ×	FMV0 + MP0

MP0
where,
CR0 = the Conversion Rate in effect immediately prior to the close of business on the 10th Trading Day immediately following the effective date of the Spin-Off;
CR’ = the Conversion Rate in effect immediately after the close of business on the 10th Trading Day immediately following the effective date of the Spin-Off;
FMV0 = the average of the Last Reported Sale Prices of the Capital Stock or similar equity interest distributed to holders of Common Stock applicable to one share of

Common Stock over the 10 consecutive Trading Day period beginning on and including the Trading Day immediately following the effective date of the Spin-Off; and
MP0 = the average of the Last Reported Sale Prices of Common Stock over the 10 consecutive Trading Day period beginning on and including immediately following the effective date of the Spin-Off.
     Such adjustment to the Conversion Rate under this subsection (c) shall occur immediately after 5:00 pm New York City time on the 10th Trading Day from the effective date of the Spin-Off; provided, that for any conversion within the 10 Trading Days beginning on the Trading Day immediately following the effective date of any Spin-Off, the Conversion Rate shall be adjusted based on the number of Trading Days between the effective date of such Spin-Off and the Conversion Date.
     Rights, warrants or options distributed by the Company to all holders of Common Stock, entitling the holders thereof to subscribe for or purchase shares of the Company’s Capital Stock, including Common Stock (either initially or under certain circumstances), which rights, warrants or options, until the occurrence of a specified event or events (“Trigger Event”): (i) are deemed to be transferred with such shares of Common Stock; (ii) are not exercisable; and (iii) are also issued in respect of future issuances of Common Stock, shall be deemed not to have been distributed for purposes of this Section 12.04 (and no adjustment to the Conversion Rate under this Section 12.04 shall be required) until the occurrence of the earliest Trigger Event, whereupon such rights and warrants shall be deemed to have been distributed and an appropriate adjustment (if any is required) to the Conversion Rate shall be made under this subsection (c). If any such rights, warrants or options are subject to events, upon the occurrence of which such rights, warrants or options become exercisable to purchase different securities, evidences of Indebtedness or other assets, then the date of the occurrence of any and each such event shall be deemed to be the date of distribution and record date with respect to new rights, warrants or options with such rights (and a termination or expiration of the existing rights, warrants or options without exercise by any of the holders thereof). In addition, in the event of any distribution (or deemed distribution) of rights, warrants or options, or any Trigger Event or other event (of the type described in the preceding sentence) with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the Conversion Rate under this Section 12.04 was made, (1) in the case of any such rights, warrants or options that shall all have been redeemed or repurchased without exercise by any holders thereof, the Conversion Rate shall be readjusted upon such final redemption or repurchase to give effect to such distribution or Trigger Event, as the case may be, as though it were a cash distribution, equal to the per share redemption or repurchase price received by a holder or holders of Common Stock with respect to such rights, warrants or options (assuming such holder had retained such rights or warrants), made to all holders of Common Stock as of the date of such redemption or repurchase, and (2) in the case of such rights or warrants that shall have expired or been terminated without exercise by any holders thereof, the Conversion Rate shall be readjusted as if such rights and warrants had not been issued.
     For purposes of this subsection (c) and subsections (a) and (b) of this Section 12.04, any dividend or distribution to which this subsection (c) is applicable that also includes shares of Common Stock to which subsection (a) of this Section 12.04 applies or rights, warrants or options to subscribe for or purchase shares of Common Stock to which subsection (a) or (b) of this Section 12.04 applies (or both), shall be deemed instead to be (1) a dividend or distribution of the evidences of Indebtedness, assets or shares of Capital Stock other than such shares of Common Stock or rights, warrants or options, to which this subsection (c) applies (and any Conversion Rate adjustment required by this subsection (c) with respect to such dividend or distribution shall then be made) immediately followed by (2) a dividend or distribution of such shares of Common Stock or such rights, warrants or options (and any further Conversion Rate adjustment required by subsections (a) and (b) of this Section 12.04 with respect to such dividend or distribution shall then be made), except (A) the Ex-Date of such dividend or distribution shall under this subsection (c) be substituted as the “Ex-Date” within the meaning of subsection (a) and subsection (b) and (B) any shares of Common Stock included in such dividend or distribution shall not be deemed “outstanding immediately prior to the Ex-Date for such dividend or distribution or immediately prior to the effective date of such share split or combination, as the case may be” within the meaning of subsection (a) or “outstanding immediately prior to the Ex-Date for such distribution” within the meaning of subsection (b).
          (d) In case the Company shall pay any cash dividends or distributions to all or substantially all holders of its Common Stock, the Conversion Rate shall be adjusted based on the following formula:

CR’ = CR0 ×	SP0

SP0 - C
where,
CR0 = the Conversion Rate in effect as of the close of business on the day immediately preceding the Ex-Date for such dividend or distribution;
CR’ = the Conversion Rate in effect as of the opening of business on the Ex-Date for such dividend or distribution;
SP0 = the average of the Last Reported Sale Prices of Common Stock for the 10 consecutive Trading Day period ending on and including the Trading Day immediately preceding the Ex-Date for such dividend or distribution; and
C = the amount in cash per share the Company distributes to holders of Common Stock in such dividend or distribution.
     Such adjustment to the Conversion Rate shall become effective immediately on the Ex-Date for such dividend or distribution; provided that if the portion of the cash so distributed applicable to one share of the Common Stock is equal to or greater than SP0 as set forth above, in lieu of the foregoing adjustment, adequate provision shall be made so that each Holder shall receive on the date on which such cash dividend is distributed to holders of Common Stock, for each $1,000 in principal amount of Notes, the amount of cash such Holder would have received had such Holder owned a number of shares equal to the Conversion Rate on the Ex-Date for such dividend or distribution, without being required to convert the Notes. If such dividend or distribution is not so paid or made, the Conversion Rate shall again be adjusted to be the

Conversion Rate that would then be in effect if such dividend or distribution had not been declared.
     For the avoidance of doubt, for purposes of this subsection (d), in the event of any reclassification of the Common Stock, as a result of which the Notes become convertible into more than one class of Common Stock, if an adjustment to the Conversion Rate is required pursuant to this subsection (d), references in this Section 12.04 to one share of Common Stock or Last Reported Sale Price of one share of Common Stock shall be deemed to refer to a unit or to the price of a unit consisting of the number of shares of each class of Common Stock into which the Notes are then convertible equal to the numbers of shares of such class issued in respect of one share of Common Stock in such reclassification. The above provisions of this paragraph shall similarly apply to successive reclassifications.
          (e) In case the Company or any of its Subsidiaries make a payment in respect of a tender offer or exchange offer for all or any portion of the Common Stock, to the extent that the cash and value of any other consideration included in the payment per share of Common Stock exceeds the average of the Last Reported Sale Prices of the Common Stock over the 10 consecutive Trading Days beginning on, and including, the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the Conversion Rate shall be increased based on the following formula:

CR’ = CR0 ×	AC+ (SP’ × OS’)

OS0 × SP’
where,
CR0 = the Conversion Rate in effect on the date such tender or exchange offer expires;
CR’ = the Conversion Rate in effect at the close of business on the 10th Trading Day from the Trading Day next succeeding the date such tender or exchange offer expires;
AC = the aggregate value of all cash and any other consideration as determined by the Board of Directors or a committee thereof paid or payable for shares purchased in such tender or exchange offer;
OS0 = the number of shares of Common Stock outstanding immediately prior to the date such tender or exchange offer expires;
OS’ = the number of shares of Common Stock outstanding immediately after the date such tender or exchange offer expires (after giving effect to such tender offer or exchange offer); and
SP’ = the average of the Last Reported Sale Price of Common Stock over the 10 consecutive Trading Day period beginning on, and including, the Trading Day next succeeding the date such tender or exchange offer expires.
     Such adjustment to the Conversion Rate shall become effective immediately at the close of business on the 10th Trading Day from the Trading Day next succeeding the date such tender or exchange offer expires; provided that in respect of any conversion with 10 Trading Days immediately following, and including, the expiration date of any tender or exchange offer, references in this Section 12.04(e) with respect to 10 consecutive Trading Days shall be deemed replaced with such lesser number of Trading Days as have elapsed between the expiration date of such tender or exchange offer and the Conversion Rate in determining the applicable Conversion Rate. If the Company or its subsidiary is obligated to purchase shares of Common Stock pursuant to any such tender or exchange offer, but the Company or its subsidiary is permanently prevented by applicable law from effecting all or any such purchases or all or any portion of such purchases are rescinded, the Conversion Rate shall again be adjusted to be the Conversion Rate that would then be in effect if such tender or exchange offer had not been made or had only been made in respect of the purchases that had been effected.
     If the application of any of the foregoing formulas (other than in respect of a share combination) would result in a decrease in the Conversion Rate, no adjustment to the Conversion Rate will be made.
     For purposes of this Section 12.04 the term “record date” shall mean, with respect to any dividend, distribution or other transaction or event in which the holders of Common Stock have the right to receive any cash, securities or other property or in which the Common Stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of shareholders entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors or by statute, contract or otherwise).
          (f) In addition to those required by subsections (a), (b), (c), (d) and (e) of this Section 12.04, and to the extent permitted by applicable law and the rules of the New York Stock Exchange or any other securities exchange on which the Common Stock is then listed, the Company from time to time may increase the Conversion Rate by any amount for a period of at least 20 Trading Days if the Board of Directors determines that such increase would be in the Company’s best interest. If the Company makes such determination, it will be conclusive and the Company will notify the Holders of the Notes and the Trustee of the increased Conversion Rate and the period during which it will be in effect at least 15 calendar days prior to the date the increased Conversion Rate takes effect, in accordance with applicable law. The Company may also, but is not required to, increase the Conversion Rate to avoid or diminish any income tax to holders of Common Stock or rights to purchase Common Stock in connection with a dividend or distribution of shares or rights to acquire shares or similar event.

          If the Company has in effect a rights plan upon a conversion of the Notes into Common Stock and the rights have not separated from the Common Stock, Holders will receive, upon a conversion of the Notes in respect of which the Company is required to deliver shares of Common Stock, in addition to such shares of Common Stock, rights under the Company’s rights plan. If prior to any conversion, the rights have separated from the Common Stock, the Conversion Rate will be adjusted at the time of separation as if the Company had distributed to all holders of Common Stock, Capital Stock, evidences of Indebtedness or other assets or property pursuant to Section 12.02(c) hereof, subject to readjustment upon the subsequent expiration, termination or redemption of such rights.
          (g) Except as described in this Section 12.04 or in Section 12.01(e), the Company will not adjust the Conversion Rate. Without limiting the foregoing, no adjustment to the Conversion Rate need be made:
          (i) upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on securities of the Company and the investment of additional optional amounts in shares of Common Stock under any plan;
          (ii) upon the issuance of any shares of Common Stock or options or rights to purchase or acquire those shares of Common Stock pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Company or any of its Subsidiaries;
          (iii) upon the issuance of any shares of Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in clause (ii) above and outstanding as of the date of this Supplemental Indenture;
          (iv) for a change in the par value of the Common Stock; or
          (v) for accrued and unpaid interest.
          (h) All calculations and other determinations under this ARTICLE 12 shall be made by the Company and shall be made to the nearest cent or to the nearest one-ten thousandth (1/10,000) of a share, as the case may be. No adjustment shall be made to the Conversion Rate unless such adjustment would require an increase of at least 1% in the Conversion Rate then in effect at such time. The Company shall carry forward any adjustments that are less than 1% of the Conversion Rate and make such carried forward adjustments, regardless of whether the aggregate adjustment is less than 1%, upon the earliest of (1) any Notes that are converted upon such conversion (with such adjustments to be made on each day and for each adjustment event occurring during the applicable Observation Period) and (2) such time as all adjustments that have not been made prior thereto would have the effect of adjusting the Conversion Rate by at least 1%.
          (i) In any case in which this Section 12.04 provides that an adjustment shall become effective immediately (1) on the Ex-Date for an event or (2) after the last date on which tenders or exchanges may be made pursuant to any tender or exchange offer pursuant to subsection (e) of this Section 12.04 (each an “Adjustment Determination Date”), the Company may elect to defer until the occurrence of the applicable Adjustment Event (as hereinafter defined) (x) issuing to the Holder of any Note converted after such Adjustment Determination Date and before the occurrence of such Adjustment Event, the additional shares of Common Stock or other securities issuable upon such conversion by reason of the adjustment required by such Adjustment Event over and above the amounts deliverable upon such conversion before giving effect to such adjustment and (y) paying to such Holder any amount in cash in lieu of any fraction pursuant to Section 12.03. For purposes of this subsection (i), the term “Adjustment Event” shall mean:
          (i) in any case referred to in clause (1) hereof, the date any dividend or distribution of Common Stock, shares of Capital Stock, evidences of Indebtedness, other assets or property or cash is paid or made, the effective date of any share split or combination or the date of expiration of any rights or warrants, and
          (ii) in any case referred to in clause (2) hereof, the date a sale or exchange of Common Stock pursuant to such tender or exchange offer is consummated and becomes irrevocable.
          (j) For purposes of this Section 12.04, the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Company but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock.
          (k) [Reserved].
          (l) With respect to a conversion of Notes pursuant to this ARTICLE 12, on the date the shares of Common Stock issuable upon conversion of the Notes are delivered to the converting Holder pursuant to Section 12.02(a) (the “Delivery Date”), the Person in whose name any certificate representing any shares of Common Stock issuable upon such conversion is registered shall be treated as a stockholder of record of the Company on such Delivery Date. On and after the Delivery Date with respect to a conversion of Notes pursuant hereto, all rights of the Holders of such Notes shall terminate. A Holder of a Note is not entitled, as such, to any rights of a holder of Common Stock unless and until such Holder converts such Note and receives shares of Common Stock in respect of such conversion on the Delivery Date with respect to such conversion.
          (m) Whenever any provision of this ARTICLE 12 requires a calculation of Last Reported Sale Prices over a span of multiple days, the Company shall make appropriate adjustments to account for any adjustment to the Conversion Rate that becomes effective, or any event requiring an adjustment to the Conversion Rate where the Ex-Date of the event occurs, at any time during the period from which such calculation is to be calculated; provided that such adjustments shall only be made to the Conversion Rate relating to days prior to the date that the adjustment to the Conversion Rate becomes effective.
          (n) Notwithstanding anything else to the contrary contained herein, but subject to the limitations and exceptions contained in Section 12.04(g), in the event that, at any time or from time to time after the Original Issue Date, the Company shall issue Common Stock or securities convertible, directly or indirectly, into Common Stock at a price, conversion price or exercise price (as the case may be, assuming that any such security is designed to be converted into Common Stock) less than the Conversion Price then in effect hereunder, then the Conversion Rate shall be adjusted such that the Conversion Price is reduced to such lower price, conversion price or exercise price, as the case may be, set in such issuance of Common Stock or securities convertible, directly or indirectly, into Common Stock. If an adjustment is to the Conversion Rate may be made under this Section 12.04(n) and any of paragraphs (a) through (e) of this Section 12.04, then only the adjustment that results in the largest adjustment to the Conversion Rate shall be made.
          SECTION 12.05. Notice of Adjustments of Conversion Rate.
          Whenever the Conversion Rate is adjusted as herein provided:
          (a) the Company shall compute the adjusted Conversion Rate in accordance with Section 12.04 and shall prepare a certificate signed by an authorized officer of the Company setting forth the adjusted Conversion Rate and showing in reasonable detail the facts upon which such adjustment is based, and such certificate shall promptly be filed with the Trustee and with each Conversion Agent (if other than the Trustee); and
          (b) upon each such adjustment, a notice stating that the Conversion Rate has been adjusted and setting forth the adjusted Conversion Rate shall be required, such notice shall be provided by the Company to all Holders in accordance with Section 1.6 of the Base Indenture.
          Neither the Trustee nor any Conversion Agent shall be under any duty or responsibility with respect to any such certificate or the information and calculations contained therein, except to exhibit the same to any Holder desiring inspection thereof at its office during normal business hours or in such other manner of inspection as the Trustee deems reasonably practicable.
          SECTION 12.06. Company to Reserve Common Stock.
          The Company shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued Common Stock, for the purpose of effecting the conversion of Notes, the full number of shares of Common Stock then issuable upon the conversion of all Outstanding Notes.
          The Company covenants that all shares of Common Stock issued upon conversion of Notes shall be fully paid and non-assessable by the Company and free from all liens created by the Company.
          SECTION 12.07. Taxes on Conversions.
          Except as provided in the next sentence, the Company shall pay all documentary, stamp or similar issue or transfer tax due that may be payable in respect of the issue or delivery of shares of Common Stock on conversion of Notes pursuant hereto. The Company shall not, however, be required, and the Holder shall instead be required, to pay any tax or duty that may be payable in respect of (i) income of the Holder, or (ii) any transfer involved in the issue and delivery of shares of Common Stock in a name other than that of the Holder of the Note or Notes to be converted, and no such issue or delivery shall be made unless and until the Person requesting such issue has paid to the Company the amount of any such tax or duty, or has established to the satisfaction of the Company that such tax or duty has been paid.
          SECTION 12.08. Certain Covenants.
          (a) Before taking any action which would cause an adjustment reducing the Conversion Rate below the then par value, if any, of the shares of Common Stock issuable upon conversion of the Notes, the Company shall take all corporate action, if any, which it reasonably determines may be necessary in order that the Company may validly and legally issue shares of such Common Stock at such adjusted Conversion Rate.
          (b) The Company covenants that, if any shares of Common Stock to be provided for the purpose of conversion of Notes hereunder require registration with or approval of any governmental authority under any federal or state law before such shares may be validly issued upon conversion, the Company will use all commercially reasonable efforts, to the extent then permitted by the rules and interpretations of the Commission or such other applicable governmental authority, to secure such registration or approval in connection with the conversion of Notes.
          (c) The Company further covenants that if at any time the Common Stock shall be listed on any national securities exchange or automated quotation system the Company will, if permitted and required by the rules of such exchange or automated quotation system, list and keep listed, so long as the Common Stock shall be so listed on such exchange or automated quotation system, all Common Stock issuable upon conversion of the Notes.
          SECTION 12.09. Cancellation of Converted Notes.
          All Notes delivered for conversion shall be delivered to the Trustee or its agent and canceled by the Trustee as provided in Section 3.12.
          SECTION 12.10. Provision in Case of Effect of Reclassification, Consolidation, Merger or Sale.
          If there shall occur (i) any Fundamental Change described in clause (2) of the definition of Fundamental Change, (ii) any reclassification or change of the outstanding shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a split, subdivision or combination), (iii) any consolidation, binding share exchange, recapitalization, reclassification, merger, combination or other similar event, or (iv) any sale or conveyance of all or substantially all of the property and assets of the Company to any other Person, in any case as a result of which holders of Common Stock shall be entitled to receive cash, securities or other property or assets with respect to or in exchange for their shares of Common Stock (any such event described in clauses (i) through (iv) a “Merger Event”), then:
          (a) the Company or the successor or purchasing Person, as the case may be, shall execute with the Trustee (subject to the Trustee’s rights as provided herein) a supplemental indenture (which shall comply with the Trust Indenture Act as in force at the date of execution of such supplemental indenture if such supplemental indenture is then required to so comply) permitted under Section 8.01(i) providing for the conversion and settlement of the Notes as set forth in this Supplemental Indenture. Such supplemental indenture shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this ARTICLE 12 and the Trustee may conclusively rely on the determination by the Company of the equivalency of such adjustments. If, in the case of any Merger Event, the Reference Property includes shares of stock or other securities and assets of a company other than the successor or purchasing company, as the case may be, in such change of control, consolidation, binding share exchange, recapitalization, reclassification, merger, combination, sale or conveyance or Fundamental Change described in clause (2) of the definition of Fundamental Change, then such supplemental indenture shall also be executed by such other company and shall contain such additional provisions to protect the interests of the Holders of the Notes as the Board of Directors shall reasonably consider necessary by reason of the foregoing, including to the extent required by the Board of Directors and practicable the provisions providing for the repurchase rights set forth in ARTICLE 11.
          In the event a supplemental indenture is executed pursuant to this Section 12.10, the Company shall promptly file with the Trustee an Officers’ Certificate (and the documents and information provided for in Section 9.03 of the Base Indenture) briefly stating the reasons therefor, the kind or amount of cash, securities, property or assets that will constitute the Reference Property after any such Merger Event, any adjustment to be made with respect thereto and that all conditions precedent have been complied with, and shall promptly mail notice thereof to all Holders, and the Trustee shall be protected in relying on such Officers’ Certificate; it being understood that the Trustee shall have no responsibility to determine the correctness of any provisions contained in any supplemental indenture executed pursuant to this Section 12.10.
          If any securities to be provided for the purpose of conversion of Notes hereunder require registration with or approval of any governmental authority under any federal or state law before such securities may be validly issued upon conversion, each supplemental indenture executed pursuant to this Section 12.10 shall provide that the Company or the successor or the purchasing Person, as the case may be, or if the Reference Property includes shares of stock or other securities and assets of a company other than the successor or purchasing company, as the case may be, then such company, shall use all commercially reasonable efforts, to the extent then permitted by the rules and interpretations of the Commission (or any successor thereto), to secure such registration or approval in connection with the conversion of Notes.
          Notwithstanding the provisions of Section 12.02 and Section 12.03, and subject to the provisions of Section 12.01, at the effective time of such Merger Event, the right to convert each $1,000 in principal amount of Notes shall be changed to a right to convert such Notes by reference to the kind and amount of cash, securities, or other property that a holder of a number of shares of Common Stock equal to the Conversion Rate immediately prior to such transaction would have owned or been entitled to receive (the “Reference Property”) such that from and after the effective time of such transaction, a Holder shall be entitled thereafter to convert its Notes into the same type (and in the same proportion) of Reference Property, subject to the Company’s right to settle conversions, if applicable, in shares of Common Stock; provided that, upon conversion, Holders will receive Reference Property as follows: (x) cash and (y) in lieu of the shares of Common Stock otherwise deliverable, Reference Property. The amount of consideration, and, consequently, Reference Property, Holders receive upon conversion will be based on the Daily Conversion Values of Reference Property and the applicable Conversion Rate, as described in Section 12.02. For purposes of determining the constitution of Reference Property, the type and amount of consideration that a holder of Common Stock would have been entitled to in the case of any Merger Event that causes the Common Stock to be converted into the right to receive more than a single type of consideration determined, based in part upon any form of stockholder election, such consideration will be deemed to be (i) if holders of the majority of shares of Common Stock affirmatively make such an election, the weighted average of the types and amounts of consideration received by the holders of Common Stock, or (ii) if the holders of a majority of Common Stock do not affirmatively make such an election, the types and amount of consideration actually received by such holders. The Company shall not become a party to any such transaction unless its terms are consistent with the preceding. None of the foregoing provisions shall affect the right of a Holder to convert its Notes in accordance with the provisions of this ARTICLE 12 prior to the effective date.
          (b) The Company shall cause notice of the execution of such supplemental indenture to be mailed to each Holder, at his address appearing on the Securities Register provided for in this Supplemental Indenture, within 20 calendar days after execution thereof. Failure to deliver such notice shall not affect the legality or validity of such supplemental indenture.
          (c) The above provisions of this Section 12.10 shall similarly apply to successive Merger Events.
          SECTION 12.11. Company Responsible for Making Calculations.
          Except as otherwise provided herein, the Company will be responsible for making all calculations required under the Notes and this Supplemental Indenture. The Company will make these calculations in good faith and absent manifest error, these calculations will be final and binding on the Holders. The Company will provide a schedule of such calculations to each of the Trustee and the Conversion Agent, and each of the Trustee and the Conversion Agent is entitled to conclusively rely upon the accuracy of such calculations without independent verification. The Trustee will forward the Company’s calculations to any Holder upon the written request of such Holder.
          SECTION 12.12. Responsibility of Trustee for Conversion Provisions.
          The Trustee and any Conversion Agent shall not at any time be under any duty or responsibility to any Holder to determine whether any facts exist which may require any adjustment of the Conversion Rate, or with respect to the nature or extent of any such adjustment when made, or with respect to the method employed, herein or in any supplemental indenture provided to be employed, in making the same, or whether a supplemental indenture need be entered into. Neither the Trustee nor any Conversion Agent shall be accountable with respect to the validity or value (or the kind or amount) of any Common Stock, or of any other securities or property or cash, which may at any time be issued or delivered upon the conversion of any Notes; and it or they do not make any representation with respect thereto. Neither the Trustee nor any Conversion Agent shall be responsible for any failure of the Company to make or calculate any cash payment or to issue, transfer or deliver any shares of Common Stock or share certificates or other securities or property or cash upon the surrender of any Note for the purpose of conversion; and the Trustee and any Conversion Agent shall not be responsible for any failure of the Company to comply with any of the covenants of the Company contained in this ARTICLE 12.

          This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

          IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed all as of the day and year first above written.

LAS VEGAS SANDS CORP.
By:	/s/ William P. Weidner
	Name:	William P. Weidner
	Title:	President, Chief Operating Officer and Secretary

[Signature Page to Supplemental Indenture]

U.S. BANK NATIONAL ASSOCIATION, as Trustee
By:	/s/ Richard Prokosch
	Name:	Richard Prokosch
	Title:	Vice President

[Signature Page to Supplemental Indenture]

SCHEDULE A
          The following table sets forth the hypothetical “Stock Price,” “Make-Whole Reference Date” and the adjustments to the Conversion Rate, expressed as a number of Additional Shares by which the Conversion Rate shall be increased in the event of a Fundamental Change (other than events described in clauses (3) of the definition of a Fundamental Change), in accordance with the Supplemental Indenture:

	Make-Whole Reference Date
	September	October	October	October	October	October
Stock Price	30, 2008	1, 2009	1, 2010	1, 2011	1, 2012	1, 2013
$33.10	10.0705	10.0705	10.0705	10.0705	10.0705	10.0705
$34.00	9.6662	9.2708	9.2708	9.2708	9.2708	9.2708
$35.00	9.2600	8.7659	8.4304	8.4304	8.4304	8.4304
$36.00	8.8822	8.3739	7.8525	7.6368	7.6368	7.6368
$37.00	8.5303	8.0100	7.4655	6.9683	6.8860	6.8860
$38.00	8.2019	7.6716	7.1072	6.5682	6.1748	6.1748
$40.00	7.6075	7.0624	6.4666	5.8588	5.1808	4.8590
$42.00	7.0849	6.5308	5.9131	5.2533	4.4603	3.6685
$45.00	6.4115	5.8522	5.2154	4.5033	3.5905	2.0812
$50.00	5.5155	4.9628	4.3200	3.5704	2.5656	0.0000
$55.00	4.8248	4.2899	3.6611	2.9134	1.9048	0.0000
$60.00	4.2790	3.7677	3.1636	2.4399	1.4754	0.0000
$65.00	3.8388	3.3534	2.7792	2.0907	1.1921	0.0000
$70.00	3.4771	3.0183	2.4757	1.8271	1.0007	0.0000
$80.00	2.9198	2.5118	2.0312	1.4628	0.7710	0.0000
$90.00	2.5116	2.1487	1.7237	1.2267	0.6422	0.0000
$100.00	2.1999	1.8761	1.4987	1.0616	0.5586	0.0000
$125.00	1.6692	1.4199	1.1315	0.8020	0.4293	0.0000
$150.00	1.3337	1.1354	0.9065	0.6455	0.3488	0.0000
$175.00	1.1012	0.9392	0.7519	0.5375	0.2919	0.0000
$200.00	0.9301	0.7949	0.6380	0.4576	0.2494	0.0000
$250.00	0.6942	0.5957	0.4804	0.3465	0.1898	0.0000
$300.00	0.5392	0.4644	0.3761	0.2725	0.1501	0.0000
$350.00	0.4298	0.3714	0.3019	0.2197	0.1218	0.0000
$400.00	0.3487	0.3021	0.2464	0.1802	0.1005	0.0000
[Schedule A]